EXHIBIT 10.2

STOCK PURCHASE AGREEMENT

BY AND AMONG

DAVID L. DINNING,

RONALD A. CORL,

DAVID C. KLEMENTIK,

RANGER INVESTMENT COMPANY,

SOLAR FUEL COMPANY, INC.

AND

AK STEEL NATURAL RESOURCES, LLC

DATED AS OF OCTOBER 4, 2011

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (including the Exhibits and Disclosure Schedules hereto, this “Agreement”) is made as of  October 4, 2011, by and among David L. Dinning, an individual (“Dinning”), Ronald A. Corl, an individual (“Corl”), David C. Klementik, an individual (“Klementik”), Ranger Investment Company, a Delaware corporation (“Ranger,” and together with Dinning, Corl and Klementik, the “Sellers”), Solar Fuel Company, Inc., a Pennsylvania corporation (the “Company”), and AK Steel Natural Resources, LLC, a Delaware limited liability company (the “Purchaser”).  The Sellers, the Company and the Purchaser may also be referred to herein as the “Parties” and each individually as a “Party.”

RECITALS

WHEREAS, the authorized capital stock of the Company consists of 750 shares of common stock, par value $100.00 per share (“Common Stock”), 750 of which are issued and outstanding, and the Sellers are the owners of all of the issued and outstanding shares of Common Stock (the “Shares”);

WHEREAS, the Sellers desire to sell, and the Purchaser desires to purchase, all of the Shares for the consideration and on the terms and conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the foregoing, and of the representations, warranties, covenants, and agreements contained herein, the Parties hereby agree as follows:

ARTICLE 1

DEFINITIONS AND INTERPRETATION

Section 1.1 Definitions.

(a) As used in this Agreement, the following terms have the meanings set forth below:

“Affiliate” of any specified Person means any other Person directly or indirectly controlling, controlled by or under common control with such specified Person.  For the purposes of this definition, “control,” when used with respect to any Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing.  For purposes of defining Affiliates of Sellers and the Company (in the case of Company, only prior to the Closing) all Sellers shall be treated jointly as one Person to determine control of a Person by any Seller or Affiliated status with any or all Sellers.

 “Business” means the ownership, leasing and sale of coal and related activities (including without limitation those with respect to Outleases, Real Property and Real Property Leases, but excluding mining operations of any lessee or sublessee of the Company or the

Company Subsidiary, except with respect to Section 4.16, in which case the operations of lessees and sublessees is included in this definition) and all other business conducted by the Company and the Company Subsidiary.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in New York City, NY.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company Disclosure Schedule” means the disclosure schedule delivered to the Purchaser by the Sellers concurrently with the execution hereof and arranged in sections corresponding to the lettered and numbered sections in this Agreement, as applicable.  The disclosures set forth in any particular section relate only to the provisions on the Section of this Agreement to which they expressly relate and not to any other provision in this Agreement.

“Company Material Adverse Effect” means any event, circumstance, change or effect that, individually or in the aggregate with any other events, circumstances, changes or effects, is or is reasonably likely to be materially adverse to  (a) the Business, condition (financial or otherwise), assets, liabilities, prospects or results of operations of the Company and the Company Subsidiary or (b) the ability of the Company to consummate the transactions contemplated by this Agreement or fulfill the conditions to closing set forth in Article 7.

“Company Subsidiary” means Gray Mining Company, Inc.

“Confidentiality Agreement” means the Confidentiality Agreement by and between Company and Purchaser dated as of even date herewith, but effective as of June 22, 2011.

“Contract” means any contract, lease, Outlease, Real Property Lease, license, evidence of indebtedness, mortgage, indenture, purchase order, binding bid, letter of credit, security agreement, or other legally binding arrangement either written or oral.

“Debt” means the debt described on Schedule 4.30 of the Company Disclosure Schedule.

“Environmental Law” means any Law in effect as of the Closing Date concerning: (a) the environment, including any Law related to pollution, contamination, cleanup, preservation, protection, and reclamation of the environment; or (b) any disposal, Release or threatened Release of any Hazardous Substance, including the investigation, monitoring, clean up, removal, treatment, or any other action to address such Release or threatened Release.  Environmental Laws shall include, but not be limited to, the Surface Mining Control and Reclamation Act of 1977, as amended, 30 U.S.C. § 1201 et seq. (“SMCRA”), the Mine Safety and Health Act of 1977, as amended, 30 U.S.C. § 801 et seq., the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. § 9601 et seq. (“CERCLA”), the Resource Conservation and Recovery Act of 1976, as amended, 42 U.S.C. § 6901 et seq. (“RCRA”), the Emergency Planning and Community Right to Know Act, 42 U.S.C. § 11001 et seq. (“EPCRA”), the Clean Air Act, as amended, 42 U.S.C. § 7401 et seq., the Federal Water Pollution Act, as amended, 33 U.S.C. § 1251 et seq., the Toxic Substances Control Act, as amended, 15 U.S.C. § 2601 et seq. (“TSCA”), the Safe Drinking Water Act, as amended, 42

U.S.C. § 300 et seq., the Federal Hazardous Materials Transportation Law, 49 U.S.C. § 5101 et seq., and all other similar federal, state, and local Laws, and their implementing rules and regulations, as well as the terms and conditions of any Permit issued pursuant to any of the foregoing.

“Environmental Liabilities” means any claims, judgments, orders, injunctions, verdicts, awards, settlements, damages, fines, penalties, costs (including response, investigative, remedial, or inspection costs), obligations, losses or liabilities arising from, under, or in connection with (a) any Environmental Laws, (b) a claim by any private Person or Governmental Authority arising out of any exposure of any Person or property to Hazardous Substances, or (c) any threat, event or circumstance reasonably expected to give rise to either (a) or (b).

 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, modified or restated from time to time or any successor statute, together with the regulations thereunder.

“GAAP” means United States generally accepted accounting principles applied on a consistent basis.

“Governmental Authority” means any federal, state, municipal, local, or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, court, tribunal, arbitrator, or arbitral body.

“Hazardous Substance” means (a) any substances or materials that are designated or defined (either by inclusion on a list or by reference to characteristics), or regulated by any Governmental Authority, as hazardous, toxic or dangerous, or as a pollutant, contaminant, or waste, under any Environmental Laws, and (b) any substance (including petroleum and its byproducts) that, whether by its nature or its use, is subject to regulation under any Environmental Laws or with respect to which any Environmental Laws or Governmental Authority requires environmental investigation, monitoring or remediation.

 “Initial Portion of the Purchase Price” means Twenty Four Million Dollars ($24,000,000) less the initial deposit of One Hundred Thousand Dollars ($100,000) previously paid to Sellers by Purchaser or its Affiliates.

“Law” means any constitutional provision, statute, code, ordinance, common law, rule, and regulation adopted, enacted, or promulgated by any Governmental Authority and any written decree, injunction, judgment, order, ruling, assessment, or writ of any Governmental Authority.

“Lien” means any lien, encumbrance, security interest, pledge, mortgage, hypothecation, charge, lease, restriction on transfer of title, or other similar encumbrance, except for any restriction arising under any applicable securities Law.

“Multiemployer Plan” means a multiemployer plan as defined in Sections 3(37) and/or 4001(a)(3)(A) of ERISA.

“Pension Plan” means any “employee pension benefit plan” as defined in Section 3(2) of ERISA (other than a Multiemployer Plan) that is subject to Section 412 of the Code, Section 302 of ERISA or Title IV of ERISA.

“Permit” means any permit, license, approval, waiver, consent, variance, grant, exemption, registration, operating certificate, order, or other authorization issued by or from any Governmental Authority.

“Permitted Liens” means (a) Liens for current Taxes which are not yet due and payable or which are being contested in good faith by appropriate proceedings, but only to the extent disclosed on Schedule 1.1(p) of the Company Disclosure Schedule, (b) landlord’s, mechanic’s, materialmen’s, warehousemen’s, repairmen’s, carriers’ and similar Liens securing payments not delinquent or payments which are being contested in good faith by appropriate proceedings for which adequate reserves have been established in the Records, (c) easements, encumbrances, restrictions and minor imperfections of record that do not interfere with extraction of coal, (d) zoning and environmental regulations, (e) all electric, telephone, sanitary sewer, storm sewer, water and utility lines, service lines and facilities now located on, over or under the Real Property or the Leased Real Property, but only to the extent such utilities do not materially interfere with coal extraction, (f) all existing public roads and streets, and all railroad lines affecting the Real Property or the Leased Real Property, (g) inchoate Liens securing rental payments under the  Real Property Leases, and (h) Liens in existence on the date hereof to be extinguished prior to, or contemporaneously with, the Closing.

“Person” means an individual, a corporation, a limited liability company, a partnership, an association, a trust, or other entity or organization, including any government and any agency or instrumentality thereof.

“Pre-Closing Partial Tax Period” means the portion of any Straddle Period beginning before and ending on the Closing Date.

“Pre-Closing Tax Period” means any taxable period that ends on or prior to the Closing Date.

“Purchase Price” means Thirty Six Million Dollars ($36,000,000), adjusted as set forth in Section 2.3 and in the definition of Initial Portion of the Purchase Price, and as adjusted pursuant to the terms of the Purchase Price Note.

“Purchase Price Note” means a promissory note substantially in the form of Exhibit A hereto, and on the terms and conditions set forth therein.

“Purchaser Material Adverse Effect” means any effect, change, event, condition, development or circumstance that materially and adversely affects the ability of the Purchaser to consummate the transactions contemplated by this Agreement or fulfill the conditions to Closing set forth in Article 7.

“Real Property Leases” means the leases and other documents and agreements that grant Company and Company Subsidiary their rights in the Leased Real Property.

“Records” means any and all of the books, records, contracts, agreements and files of the Company existing on the Closing Date, and all increases and additions thereto after the Closing Date relating to periods prior to the Closing Date, including computer records and electronic copies of such information, whether maintained by the Sellers, the Purchaser, the Company, or any of their respective Affiliates.

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, escape or leaching of any Hazardous Substance into the environment, whether intentional or unintentional.

 “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

“Sellers Disclosure Schedule” means the disclosure schedule delivered to the Purchaser by the Sellers concurrently with the execution hereof and arranged in sections corresponding to the lettered and numbered sections in this Agreement, as applicable.  The disclosures set forth in any particular section relate only to the provisions on the Section of this Agreement to which they expressly relate and not to any other provision in this Agreement.

“Seller Material Adverse Effect” means any effect, change, event, condition, development or circumstance that materially and adversely affects the ability of the Sellers to consummate the transactions contemplated by this Agreement or fulfill the conditions to Closing set forth in Article 7.

“SMCRA” means the Surface Mining Control and Reclamation Act of 1977.

“Straddle Period” means any taxable period that begins before and ends after the Closing Date.

“Subsidiary” when used with respect to any Party means any corporation, limited liability company or other organization, whether incorporated or unincorporated, of which such Party directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors, the board of managers, the officers or others performing similar functions with respect to such corporation or other organization (or to direct the management of such Party if it is managed directly by its members or owners), or any organization of which such Party is a general partner or managing member.

“Tax” means (a) all federal, state, local net income, adjusted gross income, alternative or add-on minimum, excise, gross receipts, ad valorem, sales or use, employment-related (including employee withholding or employer payroll, FICA and FUTA), franchise, profits, gains, personal property, real property, capital stock, severance, transfer, license, intangibles or other taxes, fees, stamp taxes, duties, levies or similar assessments, together with any interest and any penalties, additions to tax or additional amounts imposed by any Governmental Authority with respect thereto; and (b) any liability for the payment of any amounts of the type described in clause (a) of this definition as a result of being a member of an affiliated, consolidated, combined or unitary group for any period.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement, including any schedule or attachment thereto, and including any amendment thereof, filed or required to be filed with a Governmental Authority in connection with the determination, assessment or collection of Taxes.

 “Treasury Regulations” means the regulations promulgated by the United States Treasury Department under the Code.

(b) The following terms have the meanings defined for such terms in the Sections set forth below:

Affiliate Agreement	Section 4.22
Agreement	Preamble
Audited Financial Statements	Section 4.7
Basket	Section 9.4(c)(i)
Cap	Section 9.4(c)(i)
CERCLIS	Section 4.16
Closing	Section 2.2
Closing Date	Section 2.2
Collateral Source	Section 9.4(a)
Common Stock	Recitals
Company	Preamble
Company Plan	Section 4.13(a)
Disclosure Schedule	Section 11.13
Financial Statements	Section 4.7
Guarantee	Section 2.3(a)
Indebtedness to Sellers	Section 2.1(c)
Indemnified Party	Section 9.3(a)
Interim Financial Statements	Section 4.7
Knowledge	Section 1.2(d)
Leased Real Property	Section 4.14(b)
Litigation Control Conditions	Section 9.3(c)
Losses	Section 9.2(a)
Material Contract	Section 4.9(a)
NPL	Section 4.16
Outleases	Section 4.14(b)
Parties	Preamble
Party	Preamble
Pre-Closing and Straddle Tax Returns	Section 10.2
Prime Rate	Section 9.7
Purchaser	Preamble
Purchaser Indemnitees	Section 9.2(a)
Real Property	Section 4.14(b)
Reference Date	Section 4.7
Responsible Party	Section 9.3(a)

Sellers	Preamble
Seller Indemnitees	Section 9.2(b)
Shares	Recitals
Third Party Claim	Section 9.3(b)

Section 1.2 Interpretation.  In this Agreement:

(a) Unless the context otherwise requires, words describing the singular number shall include the plural and vice versa, and words denoting any gender shall include all genders.

(b) The words “include”, “includes,” and “including” are not limiting.

(c) The words “hereby,” “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole, including the exhibits and Disclosure Schedules hereto, and not to any particular provision of this Agreement.

(d) The phrase “to the knowledge of” and similar phrases relating to knowledge of (i) the Sellers shall mean the actual knowledge of those Persons listed on Schedule 1.2(d)(i) of the Company Disclosure Schedule and what each such individual would reasonably be expected to have known after reasonable inquiry and after specific inquiry with respect to investigation regarding the accuracy of any representation or warranty contained in this Agreement, including being aware of facts, circumstances or events that would lead a reasonable Person to conclude that any representation or warranty in this Agreement is not correct, and (ii) the Company shall mean the actual knowledge of those Persons listed on Schedule 1.2(d)(ii) of the Company Disclosure Schedule and what each such individual would reasonably be expected to have known after reasonable inquiry and after specific inquiry with respect to investigation regarding the accuracy of any representation or warranty contained in this Agreement, including being aware of facts, circumstances or events that would lead a reasonable Person to conclude that any representation or warranty in this Agreement is not correct.

A Person (other than an individual) will be deemed to have Knowledge of a particular fact or other matter if any individual who is serving, or who has at any time served, as a director, officer, employee, shareholder, partner, executor or trustee of that Person (or in any similar capacity) has, or at any time had, Knowledge of that fact or other matter (as set forth in section (d) above), and any such individual (and any individual party to this Agreement) will be deemed to have conducted a reasonably comprehensive investigation regarding the accuracy of the representations and warranties made herein by that Person or individual.

(e) Unless otherwise expressly noted to the contrary, all references in this Agreement to “dollars” or “$” shall mean United States dollars.

ARTICLE 2

PURCHASE AND SALE OF SHARES

Section 2.1 Purchase and Sale of Shares. Indebtedness to Sellers.

(a) On the terms and subject to the conditions set forth in this Agreement, the Sellers agree to sell to the Purchaser, and the Purchaser agrees to purchase from the Sellers, the Shares.

(b) On the terms and subject to the conditions set forth in this Agreement, as consideration for the Shares, on the Closing Date, (i) the Purchaser shall pay, or cause to be paid, to the Sellers, by wire transfer of immediately available funds, the Initial Portion of the Purchase Price, and (ii) the Purchaser shall deliver to the Sellers the Purchase Price Note (the “Initial Portion of the Purchase Price and the Purchase Price Note together, the “Purchase Price”).

(c) At Closing, the Sellers shall each pay to Company the amount of $289,084.02 (for a total payment by all Sellers to the Company of $1,156,336.08).  Company shall immediately pay to Sellers the amounts set forth below by such Seller’s name.  Such payments shall extinguish all Affilate Debt of Company and Company Subsidiary (collectively, the “Indebtedness to Sellers”):

Seller	Principal Balance	Accrued Interest
David L. Dinning	$33,936.26
Ronald A. Corl	$176,653.16
David C. Klementik	$64,243.35
Ranger Investment Company	$290,720.02	$590,783.26

Section 2.2 Closing.  Subject to the terms and conditions of this Agreement, the closing (the “Closing”) shall take place (i) at the offices of John T. Boyd Company, 4000 Town Center Blvd., Suite 300, Canonsburg, PA 15317, at 10:00 a.m., local time, on a date agreed to between the Parties, which day shall be no later than the tenth (10th) Business Day following the date on which the last conditions set forth in Article 7 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to fulfillment or waiver of those conditions) shall be fulfilled or waived in accordance herewith or (ii) at such other time, date or place as the Parties may agree in writing; provided, however, that notwithstanding anything to the contrary in this Agreement, in no event shall the Closing take place earlier than October 4, 2011.  The date on which the Closing occurs is hereinafter referred to as the “Closing Date.”

Section 2.3 Closing Deliveries.

(a) At the Closing, the Purchaser shall deliver, or cause to be delivered, to the Sellers, the following, each in form and substance reasonably satisfactory to the Sellers:

(i) a certificate, duly executed by an officer or authorized Person of the Purchaser, dated as of the Closing Date, certifying that the conditions specified in Section 7.2 have been fulfilled;

(ii) a fully executed original of the Purchase Price Note;

(iii) a wire transfer of immediately available funds in an amount equal to the Initial Portion of the Purchase Price to such account as shall be designated by the Sellers; and

(iv) a fully executed parent guaranty (“Guarantee”) from AK Steel Corporation, a Delaware corporation, in the form attached hereto as Exhibit B.

(b) At the Closing, the Sellers and the Company, as applicable, shall deliver, or cause to be delivered, to the Purchaser the following, each in form and substance reasonably satisfactory to the Purchaser:

(i) one or more original certificates representing the Shares and the shares of all the Company Subsidiaries, duly endorsed in blank with respect to the Shares (or accompanied by duly executed stock powers);

(ii) a certificate, duly executed by an officer or authorized Person of Ranger and by each other Seller, dated as of the Closing Date, certifying that the conditions specified in Section 7.3 have been fulfilled and (B) a certificate, duly executed by an officer of the Company, dated as of the Closing Date, certifying that the conditions specified in Section 7.3 have been fulfilled;

(iii) a certificate, duly executed by an officer or authorized Person of Ranger, dated as of the Closing Date, certifying (A) that the resolutions adopted by the board of directors and Shareholders of Ranger authorizing this Agreement and the transactions contemplated hereby, as attached to such certificate, were duly adopted by all necessary action and remain in full force and effect, and have not been amended, rescinded or modified, and (B) as to the incumbency of the officers executing this Agreement on behalf of Ranger and setting forth certified copies of the articles of incorporation, bylaws and certificate of good standing of Ranger;

(iv) a certificate, duly executed by an officer or authorized Person of the Company, dated as of the Closing Date, certifying (A) that the resolutions adopted by the board of directors and Shareholders of the Company authorizing this Agreement and the transactions contemplated hereby, as attached to such certificate, were duly adopted by all necessary action and remain in full force and effect, and have not been amended, rescinded or modified, and (B) as to the incumbency of the officers executing this Agreement on behalf of the Company and setting forth certified copies of the articles of incorporation, bylaws and certificate of good standing of the Company;

(v) fully executed resignations of the officers and directors identified on Schedule 2.3(b)(v) of the Company Disclosure Schedule;

(vi) fully executed originals of all consents set forth on Schedule 4.3(a) of the Company Disclosure Schedule in form and substance reasonably acceptable to Purchaser;

(vii) copies of such agreements and documents described in Section 7.3 as are required to be provided by Sellers;

(viii) a written document in the form attached as Exhibit 2.3(b)(viii) that irrevocably extinguishes the Indebtedness to Sellers and obligates Sellers to cause the actions set forth in Section 6.19 to be taken immediately prior to transfer of the Shares to Purchaser;

(ix) a valid and binding written termination of any agreement between Unionvale, on the one hand, and Company or the Company Subsidiary, on the other;

(x) a valid, binding and enforceable agreement in form acceptable for recordation, subordinating any rights of Green Energy Gas, LLC and its successors, assigns and lessees to drill and extract oil and gas within the areas depicted on Schedule 4.14(d) to the rights of Company and Company Subsidiary to extract coal from the same areas; and

(xi) an executed affidavit as required by Section 1445(b)(2) of the Code and Section 1.1445-2(b) of the Treasury Regulations stating, under penalties of perjury, the Sellers’ taxpayer identification numbers or social security numbers and that the Sellers are not foreign Persons.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

OF THE SELLERS

Each of the Sellers hereby represents and warrants, jointly and severally, to the Purchaser that, as of the date hereof and as of the Closing Date (except where a different date is indicated):

Section 3.1 Corporate Existence.  Ranger (a) is a corporation duly incorporated, validly existing, and in good standing under the laws of the jurisdiction of its incorporation; and (b) has all requisite corporate power and authority to own, lease and operate its assets and carry on its business as currently being conducted.  Ranger is qualified to do business in all jurisdictions in which the ownership, leasing or operation of its assets or the conduct of its business makes such qualification necessary.

Section 3.2 Enforceability.  The Sellers have the power, competency and authority to execute, deliver and perform their obligations under this Agreement.  This Agreement constitutes a legal, valid, and binding obligation of the Sellers, enforceable against the Sellers in accordance with its terms, except as limited by bankruptcy, insolvency, or other laws of general application relating to the enforcement of creditors’ rights and by general equitable principles.

Section 3.3 No Breach; Approvals.

(a) The execution, delivery, and performance by the Sellers of this Agreement and compliance with the terms and provisions hereof do not and will not violate or conflict with (with or without notice or lapse of time or both), or result in a breach of, or require any consent under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of benefit under, or result in the creation of a Lien under, (i) the articles of incorporation and bylaws of Ranger, (ii) any applicable Law, order, decree or injunction or any Permit or (iii) any Contract, agreement, undertaking or license to which the Sellers are a party or by which they or their property is bound or subject.

(b) No filing or registration with, or consent or approval of, any Governmental Authority or other Person is or will be necessary for the execution, delivery, or performance of this Agreement by the Sellers or the validity or enforceability thereof.

Section 3.4 No Brokers.  Except as listed on Schedule 3.4 to the Company Disclosure Schedule, there are no Contracts, agreements or understandings between any Seller or the Company, on the one hand, and any Person, on the other hand, that would give rise to a valid claim against the Company or the Purchaser for a brokerage commission, finder’s fee or other like payment in connection with the transactions contemplated by this Agreement.

Section 3.5  Company Shares.  The Sellers are the record owners and hold beneficially all of the shares of Common Stock free and clear of all Liens.  There are no options, warrants, purchase rights or other Contracts or commitments (other than this Agreement) obligating the Sellers to sell, transfer, pledge or otherwise dispose of any capital stock of the Company.  The Sellers are not party to any voting trusts or similar agreements with respect to the voting of any capital stock or other voting securities of the Company.

Section 3.6 Permit Blocking.  Neither the Sellers, nor any Person “owned or controlled” by the Sellers or any Person “owning or controlling” the Company or the Company Subsidiary, has been notified by any Governmental Authority administering SMCRA, or any comparable state law, and has no reason to expect to receive any notification, that such party is currently (a) ineligible to receive additional surface mining Permits, (i.e., “permit-blocked”), (b) under investigation to determine whether its eligibility to receive such Permits should be revoked, or (c) listed on the Applicant Violator System.  As used in this Section 3.6, “owned or controlled” shall be defined as set forth in 30 C.F.R. Section 773.5.

Section 3.7 Solvency. Immediately after giving effect to the transactions contemplated by this Agreement, each Seller shall be able to pay its debts as they become due and shall own property having a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities).  Immediately after giving effect to the transactions contemplated by this Agreement, each Seller shall have adequate capital to carry on its business or its life, as applicable.  No transfer of property is being made and no obligation is being incurred by any Seller or its Affiliates in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of such Seller or the Company.

Section 3.8 Full Disclosure.  Neither this Agreement, the Sellers Disclosure Schedule nor the Company Disclosure Schedule contains or will contain any untrue statement of material fact or omits or will omit to state a material fact required to be stated herein or therein or necessary to make the statements herein or therein, in light of the circumstances under which they were made, not misleading.

    Section 3.9Disclaimer.  Except for the specific representations and warranties of Sellers and Company expressly set forth in this Agreement, the Purchaser acknowledges and agrees with Sellers and Company as follows:

(a)  Sellers and the Company specifically disclaim any warranty, guaranty or representation, oral or written, past or present, express or implied, concerning (i) the value, nature, quality or condition of the coal underlying the Real Property and the Leased Real Property, including, without limitation, the mineability of such coal, and (ii) the income, if any, to be derived from the Company.

(b)  Certain information provided by or on behalf of Sellers and the Company to Purchaser, as referenced on Schedule 3.9 to the Sellers Disclosure Schedule was prepared by John T. Boyd Company, Inc. and Resultant Management Group, L.L.C., and that Sellers have not made any independent investigation or verification of such information and make no representations or warranties as to the accuracy or completeness of such information.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES

REGARDING THE COMPANY AND THE COMPANY SUBSIDIARY

The Sellers and the Company jointly and severally (until the Closing has occurred, after which the Sellers only, and not the Company, jointly and severally) hereby represent and warrant to the Purchaser that, as of the date hereof and as of the Closing Date (except where a different date is indicated in the text of this Article 4):

Section 4.1 Corporate Existence.  Each of the Company and the Company Subsidiary (a) is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation or organization; and (b) has all requisite organizational power and authority to own, lease and operate its assets and carry on the Business as currently being conducted.  Each of the Company and the Company Subsidiary is qualified to do Business in all jurisdictions in which the ownership, leasing or operation of its assets or the conduct of its Business makes such qualification necessary.

Section 4.2 Enforceability.  The Company has the corporate power and authority to execute, deliver and perform its obligations under this Agreement.  All corporate and stockholder action required to be taken for the due and proper authorization, execution and delivery by the Company of this Agreement has been duly and validly taken, and all such action required to be taken for the consummation by it of the transactions contemplated by this Agreement will have been duly and validly taken prior to the Closing.  This Agreement constitutes a legal, valid, and binding obligation of the Company, enforceable against the Company in accordance with its terms.

Section 4.3 No Breach; Consents; Approvals.

(a) Except as set forth on Schedule 4.3(a) to the Company Disclosure Schedule, the execution, delivery, and performance by the Company of this Agreement and compliance with the terms and provisions hereof do not and will not violate or conflict with (with or without notice or lapse of time or both), or result in a breach of, or require any consent under, or give rise to a right of termination, cancellation, default, event of default, suspension or acceleration of any obligation or loss of benefit under, or result in the creation of a Lien under, (i) the articles of incorporation or bylaws or other organizational documents of the Company or the Company Subsidiary, (ii) any applicable Law, order, decree or injunction or any Permit, or (iii) any Contract, Real Property Leases, Outlease, agreement, undertaking or license to which the Company or the Company Subsidiary is a Party or by which any of them or their respective properties are bound or subject.

(b) No  filing, notice or registration with, or consent or approval of, any Governmental Authority or other Person is or will be necessary for the execution, delivery, or performance of this Agreement by the Sellers, the Company or the Company Subsidiary or the validity or enforceability thereof, or to prevent termination, default, event of default, right of termination, acceleration of the maturity of or the triggering or acceleration of any rights or occurrence under any Contract or Permit to which the Company or the Company Subsidiary is a party except as set forth on Schedule 4.3(a) to the Company Disclosure Schedule.  Schedule 4.3(b) to the Company Disclosure Schedule contains a list of all payments, notices or actions owing to or by the Company and the Company Subsidiary and triggered by the consummation of the transactions contemplated by this Agreement.

Section 4.4 Capital Stock.  The authorized capital stock of the Company consists solely of 750 shares of Common Stock and no preferred stock or other class of stock of any kind.  There are 750 shares of Common Stock issued and outstanding, all of which are owned by the Sellers in the amounts set forth on Schedule 4.4 to the Company Disclosure Schedule.  All of the outstanding shares of capital stock of the Company (which are no more and no less than the Shares and the Common Stock) have been duly and validly authorized, fully paid and non-assessable and were issued in compliance with all applicable state, federal and foreign securities laws and not in violation of or subject to any preemptive or similar right that entitles any Person to acquire from the Company or the Company Subsidiary any capital stock or other security of the Company or the Company Subsidiary or any security convertible into, or exercisable or exchangeable for, capital stock or any other such security.  There are no options, warrants, calls, subscriptions, conversion or other rights, agreements or commitments relating to the Common Stock (other than this Agreement) or the capital stock of the Company Subsidiary or obligating the Company, or the Company Subsidiary, to issue any additional shares of capital stock or any other securities convertible into, exercisable or exchangeable for or evidencing the right to subscribe for any shares of capital stock of the Company or the Company Subsidiary.  There are no stock equivalents, interests in the earnings of stock, stock appreciation, phantom stock, or other similar rights with respect to the capital stock of the Company or the Company Subsidiary.  There are no outstanding or authorized contractual obligations of the Company or the Company Subsidiary to repurchase, redeem or otherwise acquire any capital shares or other voting securities of or other equity interest in the Company or the Company Subsidiary or to provide a material amount of funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, the Company Subsidiary.  There are no voting trusts or similar agreements to which the Company or the Company Subsidiary is a party with respect to the voting of any capital shares or other voting securities of or other equity interest in the Company or the Company Subsidiary.  The Company has no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exchangeable or exercisable for securities having the right to vote) with the shareholders of the Company on any matter.  An organization chart of the Company and the Company Subsidiary is set forth on Schedule 4.4 to the Company Disclosure Schedule which such chart sets forth the ownership of the Company and the Company Subsidiary.  Upon delivery to Purchaser of the Shares, Purchaser will acquire title to the Shares free and clear of any and all liens, claims or encumbrances except for those set forth on Schedule 4.4 of the Company Disclosure Schedule.  No ownership interest in the Company or the Company Subsidiary has ever been challenged, and, to the Sellers’ and the Company’s Knowledge, no Person has ever threatened to challenge such interest.

Section 4.5 Subsidiaries.  The Company Subsidiary is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, has the corporate power and authority to operate, own and lease its properties and to carry on its Business as it is now being conducted, and is duly qualified to transact Business and is in good standing in each jurisdiction in which the ownership, operation or lease of its property or the conduct of its Business requires such qualification and the Company Subsidiary is the only Subsidiary of the Company.  All of the outstanding shares of capital stock of the Company Subsidiary is duly authorized, validly issued, fully paid and nonassessable, and is owned, by the Company free and clear of all Liens, except to the extent of any Liens set forth on Schedule 4.5 of the Company Disclosure Schedule.  Except for the Company Subsidiary, neither the Company nor the Company Subsidiary holds any ownership or other interest, nominal or beneficial, direct or indirect, in any corporation, partnership, joint venture or other Person.

Section 4.6 Governing Documents.  True and complete copies, with all amendments, of the articles of incorporation of the Company and the Company Subsidiary (certified as of a recent date by the Secretary of State of the applicable state of incorporation or organization), the bylaws of the Company and the Company Subsidiary (certified as of the date hereof by the Secretary of the Company or the Company Subsidiary), and the minute books of the Company and the Company Subsidiary have been furnished to the Purchaser.  The Sellers are not retaining any books or records of the Company or the Company Subsidiary after the Closing.  All such books and records shall be retained by the Company and the Company Subsidiary at and after the Closing.  Neither the Company nor the Company Subsidiary is in violation of its articles of incorporation or organization, or its bylaws or operating agreement.  All corporate actions required of the Company and the Company Subsidiary have been taken, and all reports or returns required to be filed by the Company and the Company Subsidiary relating to its respective existence have been filed and all amounts due and owing thereunder have been paid in full.

Section 4.7 Financial Statements.  (a) The audited consolidated statements of operations, balance sheet, statement of stockholders’ equity, and cash flows of the Company for and as of the years that ended December 31, 2008and December 31, 2009, including the notes thereto (the “Audited Financial Statements”); and (b) the unaudited consolidated statements of operations, balance sheet, statement of stockholders equity, and cash flows for the Company for the year that ended December 31, 2010and as of the 6 month period that ended June 30, 2011 (the “Reference Date”), including the notes thereto (the “Interim Financial Statements” and together with the Audited Financial Statements the “Financial Statements”) have been made available to the Purchaser and are attached hereto as Schedule 4.7 to the Company Disclosure Schedule. The Financial Statements are true and correct in all respects, and present fairly the consolidated financial position of the Company and the Company Subsidiaries as of the dates indicated and the consolidated results of their operations and their consolidated cash flows for the periods specified, using accounting methods applied on a consistent basis throughout the periods covered thereby, and, in the case of the Interim Financial Statements, subject to normal year-end adjustments.

Section 4.8 Absence of Certain Changes.

(a) Since the Reference Date, the Company and the Company Subsidiary have conducted their Business in the ordinary course and, during such period, there has not been (i) any change by the Company or the Company Subsidiary in any of its accounting methods, principles or practices (except for changes required by any laws applicable to the Company or the Company Subsidiary), or any of their Tax methods, practices or elections; (ii) any declaration, setting aside or payment of any dividend or other distribution in respect of the capital stock of the Company, or any direct or indirect redemption, purchase or any other acquisition by the Company of any such stock; (iii) any change in the capital stock or in the number of shares or classes of the Company’s authorized or outstanding capital stock; (iv) any change in the condition (financial or otherwise), assets, liabilities, earnings, business, prospects, operations or affairs of the Company or the Company Subsidiary, other than minor changes in the ordinary course of business, none of which either individually or in the aggregate has been materially adverse; (v) any material damage, destruction, loss or other similar occurrence (whether or not insured against), and the Sellers do not know, or have any reasonable grounds to know, of any such threatened occurrence; or (vi) any adoption, amendment, modification or termination of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option, stock purchase or other employee benefit plan for the benefit of any directors, officers or key employees of the Company or the Company Subsidiary.

(b) Except as set forth on Schedule 4.8(b) of the Company Disclosure Schedule, since the Reference Date, neither the Company nor the Company Subsidiary has:

(i) Created or incurred any liability of Ten Thousand Dollars ($10,000) or more;

(ii) Mortgaged, pledged or subjected to any Lien or otherwise encumbered any of its assets, whether tangible or intangible;

(iii) Discharged or satisfied any Lien, or paid any liability other than current liabilities due and payable in the ordinary course of business;

(iv) Made any investment in or loan to another Person totaling more than Ten Thousand Dollars ($10,000) or outside the ordinary course of business or paid down any debt, including Debt, in an aggregate amount totaling more than Ten Thousand Dollars ($10,000);

(v) Entered into, modified, amended or terminated any employment contract, collective bargaining agreement, or Contract with any agent, representative or contractor;

(vi) Waived any rights, canceled any debt or claim, or terminated, modified or amended, or suffered the termination, modification or amendment of, any Contract, lease, agreement or license involving an annual consideration of Ten Thousand Dollars ($10,000) or more;

(vii) Made any capital expenditures or any capital additions or betterments which in the aggregate exceeded Ten Thousand Dollars ($10,000);

(viii) Sold, leased, transferred or otherwise disposed of any tangible or intangible assets for an aggregate consideration of Ten Thousand Dollars ($10,000) or more;

(ix) Sold, leased, transferred or otherwise disposed of any interest in Real Property;

(x) Delayed or postponed the payment of accounts payable or other liabilities;

(xi) Cancelled, compromised, waived or released any right or claim;

(xii) Renewed, amended, became bound by or entered into any Contract, commitment or transaction other than in the ordinary course of business which will be binding upon the Company or the Company Subsidiary after the Closing; or

(xiii) Committed, whether on a binding or non-binding basis, to doing any of the foregoing.

Section 4.9 Agreements.

(a) Schedule 4.9(a) of the Company Disclosure Schedule lists all of the Contracts to which the Company or the Company Subsidiary is a party, or by which any of their respective properties or assets are bound or by which that are materially affected, involving payments, including contingent payments, to or by the Company or the Company Subsidiary in excess of Ten Thousand Dollars ($10,000) or that are material to the Business of the Company or the Company Subsidiary (collectively, the “Material Contracts”), including, but not limited to, any of the following: (i) leases, royalty agreements; (ii)  mining agreements; (iii) coal supply agreements; (iv) employment agreements; (v) bonus, profit-sharing, deferred compensation, severance, golden parachute, hospitalization, retirement, insurance, pension, welfare, stock option or stock purchase plans, arrangements or agreements or any other plans, arrangements or agreements providing for employee benefits or for the remuneration by the Company or the Company Subsidiary of its stockholders, members, managers, directors, officers or employees; (vi) agreements with any shareholder, member, manager, director or officer of the Company or the Company Subsidiary; (vii) agreements containing covenants by the Company or the Company Subsidiary not to compete in any lines of business or commerce; (viii) loan, credit or financing agreements, including all agreements for any commitments for future loans, credit or financing; (ix) guarantees; (x) mortgages, deeds of trust or security agreements; (xi) agreements requiring the Company or the Company Subsidiary to “take or pay” for goods or services; (xii) agreements to purchase raw materials or services; (xiii) any put or call options with respect to assets (xiv) hedging or forward contracts; (xv) agreements that would result in the payment of money or transfer of property due to a change in control of the Company; or (xvi) agreements to sell the products or services provided by any Person. Schedule 4.9(a) of the Company Disclosure Schedule includes the expiration date of each Material Contract and a summary of the terms of any such unwritten contract, agreement or commitment to which the Company or any Company Subsidiary is a party or by which any of their respective properties or assets are bound.

(b) Except as set forth on Schedule 4.9(b) of the Company Disclosure Schedule, neither the Company nor the Company Subsidiary is in violation of or in default under (nor does there exist any condition which with the passage of time or the giving of notice or both would cause such a violation of or default under) any Material Contract.  Each Material Contract is in full force and effect, and is a legal, valid and binding obligation of the Company or the Company Subsidiary, as applicable, and, to the Knowledge of the Company, each of the other parties thereto, enforceable in accordance with its terms, except as limited by bankruptcy, insolvency, or other laws of general application relating to the enforcement of creditors’ rights and by general equitable principles.  To the Knowledge of the Company, no condition exists or event has occurred that (whether with or without notice or lapse of time or both) would reasonably be expected to constitute a default by any other party thereto under any Material Contract or that would result in a right of termination of any Material Contract.

(c) True and complete copies of all Material Contracts have been delivered to the Purchaser previously and there are no amendments to or modifications of, or other agreements of the parties relating to, any such Material Contract which have not been delivered to the Purchaser.

(d) The prices which the Company or the Company Subsidiary shall receive or pay under all outstanding Material Contracts have been determined in the ordinary course of business and on arms-length terms.

(e) There are no renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate any material amounts paid or payable to the Company or the Company Subsidiary under current or completed Material Contracts with any Person and no such Person has made written demand for such renegotiation.

(f) Schedule 4.9(f) of the Company Disclosure Schedule lists all Contracts that would result in the payment of money or transfer of property due to a change in control of the Company.

(g) Schedule 4.9(g) of the Company Disclosure Schedule summarizes the subject matters of all agreements with respect to which the Company, since the Reference Date, has engaged in negotiations or that the Sellers reasonably consider to be pending, though not yet signed, Contracts.

Section 4.10 Undisclosed Liabilities.  Except as set forth on Schedule 4.10 of the Company Disclosure Schedule, neither the Company, the Company Subsidiary or any of their respective assets or properties is subject to any liability, commitment, indebtedness or obligation of any kind whatsoever, whether absolute, accrued, contingent, matured or unmatured, which is not shown and reserved against in the Financial Statements.

Section 4.11 Permits.

(a) The Company and the Company Subsidiary possess all Permits or rights thereto, necessary for the conduct of their respective Businesses substantially as currently conducted, and the Company and the Company Subsidiary have posted and maintained, or arranged for the posting and maintenance, in full force and effect, all surety bonds, reclamation bonds, letters of credit and similar instruments required by such Permits.  Schedule 4.11(a) of the Company Disclosure Schedule sets forth a true, correct, and complete list, as of the date of this Agreement, of all of the Company’s and the Company Subsidiary’s Permits, and any pending Permits for which applications have been submitted to any Governmental Authority (including revisions or modifications of existing Permits), including, but not limited to, any Permits issued or required pursuant to any Environmental Laws, and such schedule includes the name of the Governmental Authority or entity issuing such Permit.  All such Permits which are not noted as pending, are valid and in full force and effect; and except as set forth on Schedule 4.11(a) of the Company Disclosure Schedule, the Company and the Company Subsidiary have not violated, and are not in violation of, or in default under any such Permit; and no condition exists that with notice or lapse of time or both would constitute a violation of or default under such Permits, and none of such Permits will be terminated or impaired or become terminable, in whole or in part, as a result of the transactions contemplated by this Agreement.  All applications required to have been filed for the renewal of any Permits required for the conduct of the Business have been duly filed on a timely basis with the appropriate Governmental Authorities, and all other filings required to have been made with respect to such Permits have been duly made on a timely basis with the appropriate Governmental Authorities.  None of the Company nor the Company Subsidiary has reasonable cause to expect any action or challenge to revoke or terminate any of its Permits, or to deny any pending Permit application.  The information set forth in each application and all other written material submitted by the Company and each Company Subsidiary to any Governmental Authority in connection with each Permit set forth in Schedule 4.11(a) of the Company Disclosure Schedule was materially accurate and complete and did not omit to state any material fact necessary to make such information not misleading.

(b) Neither the Company nor the Company Subsidiary, nor any Person “owned or controlled” by the Company or the Company Subsidiary or any Person “owning or controlling” the Company or the Company Subsidiary, has been notified by any Governmental Authority administering SMCRA, or any comparable state law, and has no reason to expect to receive any notification, that such party is currently (i) ineligible to receive additional surface mining Permits, (i.e., “permit-blocked”), (ii) under investigation to determine whether its eligibility to receive such Permits should be revoked, or (iii) listed on the Applicant Violator System.  As used in this Section 4.11(b), “owned or controlled” shall be defined as set forth in 30 C.F.R. Section 773.5.

(c) Schedule 4.11(c) of the Company Disclosure Schedule sets forth a true, complete and accurate list of all assets, bonds (including surety bonds and reclamation bonds), letters of credit or other collateral pledged by the Company to any Governmental Authority as a requirement to obtaining the Permits listed in Schedule 4.11(a) of the Company Disclosure Schedule and lists all bonding agreements related to such collateral (collectively, the “Bonds”).

Except as listed on Schedule 4.11(c) of the Company Disclosure Schedule, such Bonds are all owned by the Company or the Company Subsidiary and shall remain in place following the Closing, except as set forth on Schedule 4.11(c) of the Company Disclosure Schedule.  Schedule 4.11(c) of the Company Disclosure Schedule contains a listing of all existing or future mine reclamation liabilities of the Company or the Company Subsidiary pursuant to SMCRA or any comparable state law, including any assets, bonds, letters of credit or other collateral pledged to satisfy such reclamation liability.  Such reclamation liabilities shall include, but not be limited to, the cost of any perpetual water treatment required pursuant to SMCRA, any comparable state law, or any other Environmental Law.

Section 4.12 Taxes.

(a) All income Tax Returns and all other  Tax Returns of the Company or the Company Subsidiary that were required to be filed with any Governmental Authority (i) have been filed in a timely manner (taking into account any applicable extension periods); (ii) are true and correct and complete and were prepared in substantial compliance with all applicable Laws and regulations; and (iii) all Taxes, whether or not shown to be due and payable on such Tax Returns have been paid, except for instances in which the Company is disputing the basis for such Taxes in good faith.  No claim has ever been made by an authority in a jurisdiction where the Company or the Company Subsidiary does not file Tax Returns that the Company or any of it Subsidiaries is or may be subject to taxation by that jurisdiction.

(b) There is no audit, action, suit, proceeding or investigation now pending or, to the Company’s Knowledge, threatened in writing in respect of any Tax owed by the Company or the Company Subsidiary.  Neither the Company nor the Company Subsidiary has received from any Governmental Authority (including jurisdictions where the Company or its Subsidiaries have not filed Tax Returns) any (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any Governmental Authority against the Company or  the Company Subsidiary.

(c) The Company and the Company Subsidiary have withheld and paid all Taxes required to have been withheld and collected by Law and have paid over such Taxes to the appropriate governmental authorities to the extent due and payable including, without limitation, in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

(d) Since January 1, 2002, neither the Company nor the Company Subsidiary has constituted either a “distributing corporation” or  a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a transaction that was purported or represented on any Tax Return to be  governed by Section 355(a) of the Code.

(e) Neither the Company nor the Company Subsidiary has been a member of an affiliated group (within the meaning of Section 1504(a) of the Code) filing a consolidated federal income Tax Return (other than a group the common parent of which is the Company). Neither the Company nor the Company Subsidiary has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, in each case with respect to any taxable period that remains open and excluding any extension that arises as a result of filing a Tax Return by the extended due date. Neither the Company nor the Company Subsidiary currently is the beneficiary of any extension of time within which to file any Tax Return.

(f) Except for Taxes not yet delinquent, the Company and the Company Subsidiary have paid all Taxes due and owing which if not paid could constitute a lien on the Real Property or Leased Real Property or impose liability on Purchasers.  The Company and the Company Subsidiary have not received notice of or become aware of any proposed special assessment which would adversely affect the Real Property or Leased Real Property. Except as set forth on Schedule 4.12(f) of the Company Disclosure Schedule, the Company and the Company Subsidiary have not received written notice of or become aware of any increase of Taxes or assessments affecting the Real Property.

(g) Through the Reference Date, all Taxes due and owing by the Company and each Company Subsidiary have been paid, accrued or reserved on the Interim Financial Statements.

(h) Neither the Company nor any Company Subsidiary will incur any liability for Taxes after the Reference Date through the Closing Date other than in the ordinary course of business.

(i) Neither the Company nor the Company Subsidiary has at any time changed any of its methods of reporting income or deductions for Tax purposes from those employed in the preparation of its Tax Returns.

(j) Neither the Company nor the Company Subsidiary has engaged in any transaction that would constitute a “reportable transaction” as defined in Section 6706A(c)(1) of the Code and Treas. Reg. §1.6011-4(b)” or a “tax shelter” within the meaning of Section 6011, 6111, or 6662 of the Code that has not been disclosed on an applicable Tax Return.

(k) No power of attorney is currently in effect with respect to any Tax matter relating to the Company or the Company Subsidiary.

(l) Neither the Company nor the Company Subsidiary has at any time made, changed or rescinded any express or deemed election relating to Taxes that is not reflected in a Tax Return.

(m) Neither the Company nor the Company Subsidiary (A) has any liability for the Taxes of another Person as a transferee or successor, by Contract or otherwise; or (B) will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period, or portion thereof, ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date,  (ii) a “closing agreement” as described in Section 7121 of the Code (or any correspondence or similar provision of state, local, or non-U.S. income Tax law) executed on or prior to the Closing Date, (iii) intercompany transactions or excess loss account described in the Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or feign income Tax law), (iv) installment sale or open transaction disposition made on or prior to the Closing Date, (v) prepaid amount received on or prior to the Closing Date, other than in the ordinary course of business and consistent with past practices (vi) an election under section 108(i) of the Code, or (vii) other action taken prior to the Closing Date.

(n) For Tax purposes, the Company and the Company Subsidiary have at all times been classified as a C corporation as defined by Section 1361(a)(2) of the Code.

(o) Neither the Company nor the Company Subsidiary is a party to any agreement, contract, arrangement or plan that has resulted or could result, separately or in the aggregate, in the payment of (i) any “excess parachute payment” within the meaning of Section 280G of the Code (or any corresponding provision of state, local, or non-U.S. Tax law) and (ii) any amount that will not be fully deductible as a result of Section 162(m) of the Code (or any corresponding provision of state, local, or non-U.S. Tax law).  Neither the Company nor the Company Subsidiary has been a United States real property holding corporation within the meaning of Section 897 (c)(1)(A)(ii) of the Code.  The Company and the Company Subsidiary have each disclosed on their federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.

(p) Neither the Company nor the Company Subsidiary (i) is a “controlled foreign corporation” as defined in Section 957 of the Code, (ii) is a “passive foreign investment company” within the meaning of Section 1297 of the Code, or (iii) has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.

(q) Neither the Company nor the Company Subsidiary has received any private letter ruling, technical advice memoranda or similar agreement or rulings from the Internal Revenue Service (or any comparable ruling from any other Governmental Authority).

(r) Schedule 4.12 of the Company Disclosure Schedule sets forth the following information with respect to the Company and the Company Subsidiary (or, in the case of clause (ii) below, with respect to the Company’s Subsidiary) as of the most recent practicable date (as well as on an estimated pro forma basis as of the Closing giving effect to the consummation of the transactions contemplated hereby); (i) the basis of the Company or the Company Subsidiary in its assets; (ii) the basis of the stockholder(s) of the Company’s Subsidiary in its stock (or the amount of any excess loss account); (iii) the amount of any net operating loss, net capital loss, unused investment or other credit, unused foreign tax credit, or excess charitable contribution allocable to the Company or the Company Subsidiary; and (iv) the amount of any deferred gain or loss allocable to the Company or the Company Subsidiary arising out of any intercompany transaction.

(s) The Company has claimed deductions for accrued interest that remains outstanding in connection with the Indebtedness to Sellers, and each Seller’s adjusted basis for the portion of Indebtedness to Sellers owed to that Seller is equal to the principal balance of the indebtedness owed to that Seller.

Section 4.13 Employee Benefits.

(a) Neither the Company nor the Company Subsidiary sponsors, maintains or contributes to (or is otherwise a party to), and has not sponsored, maintained or contributed to within the last six (6) years, any qualified and/or non-qualified pension plan, profit-sharing plan, welfare benefit plan, Multiemployer Plan and/or any other type of retirement and/or similar benefit plan for its employees other than the health insurance program for certain of the Company’s employees (“Company Plan”), as more fully described in Schedule 4.13 of the Company Disclosure Schedule.

(b) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will obligate the Company or the Company Subsidiary to pay any separation, severance, termination or similar benefit to, or increase the amount of compensation due to, any director, employee, officer, former employee or former officer of the Company or the Company Subsidiary.

(c) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will result in the amendment, modification or termination of any Company Plan or other employee benefit program listed on Schedule 4.13 of the Company Disclosure Schedule.  No written or oral representation has been made to any employee or former employee promising or guaranteeing any employer payment or funding for the continuation of medical, dental, life or other insurance coverage after the date of Closing (except to the extent of coverage required under COBRA).

Section 4.14 Rights in Properties; Liens.

(a) The Company and the Company Subsidiary each have good and indefeasible title to or valid leasehold interests in their respective personal properties and assets (other than the Real Property and the Leased Real Property), and no such personal property, asset or leasehold interest is subject to any Lien, other than Permitted Liens. The Company and the Company Subisidiary, as applicable, have good, marketable title to all Real Property and Leased Real Property, and no such property is subject to any Lien, other than Permitted Liens. Except as set forth on Schedule 4.14(a) to the Company Disclosure Schedule, there are no outstanding options or rights to purchase any Real Property or Leased Real Property owned by the Company or the Company Subsidiary, or any interest therein.  Neither the Company nor the Company Subsidiary has any contractual obligation to purchase any real property.  There is no pending, or to the Knowledge of the Company, the Sellers and the Company Subsidiary, threatened dispute relating to boundary lines, ingress and egress, adverse possession, trespass, lack of mining rights or mining related rights, breach of the terms of the applicable agreements, or similar issues with respect to the Real Property or Leased Real Property.  There are no pending condemnation, eminent domain or similar proceedings, or, to the Knowledge of the Company, the Sellers or the Company Subsidiary, any threatened condemnation, eminent domain or similar proceedings that affect any Real Property or the Leased Real Property.

(b) Schedule 4.14(b) of the Company Disclosure Schedule sets forth a true, correct, and complete list, as of the date of this Agreement, of, and specifies, as applicable (i) all real property owned, in whole or in part, by the Company or the Company Subsidiary (“Real

Property”); (ii) all real property leased, subleased, or controlled by easement, license or other agreement in whole or in part, by the Company or the Company Subsidiary (“Leased Real Property”); (iii) all leases, licenses and other agreements wherein the Company or the Company Subsidiary is a lessor, sublessor, licensor or otherwise a grantor of real property rights (collectively, “Outleases”); (iv) a description for each parcel as to whether the Company controls surface, mineral, partial mineral or fee; (v) all Leased Real Property with respect to which all co-tenants are not subject to a lease with the Company or the Company Subsidiary; and (vi) all royalties payable with respect to the Real Property and such schedule also describes all escrow arrangements currently in place with respect to co-tenants of Leased Real Property.  The Company has made available to the Purchaser true, correct and complete copies of all documents (including deeds, leases and amendments thereto) conveying Real Property and Leased Real Property to or by the Company and the Company Subsidiary.    Each deed, lease or other title document listed on Schedule 4.14(b) of the Company Disclosure Schedule (other than Outleases) has been validly recorded (or a valid memorandum thereof has been properly recorded in the case of Real Property Leases) in the records of Somerset County, Pennsylvania.  Schedule 4.14(b) of the Company Disclosure Schedule includes the expiration date of each of the Real Property Leases.

(c) To the Knowledge of the Company, the Sellers and the Company Subsidiary, there exists no material default under any Real Property Lease or Outlease.

(d) The maps and schedules attached hereto as Schedule 4.14(d) of the Company Disclosure Schedule depict the location, boundaries and interest (whether surface or mineral, including a notation if control of mineral is limited by seam) of the Real Property, Leased Real Property and Outleases. Except as set forth on Schedule 4.14(d) of the Company Disclosure Schedule, there are no improvements on the Real Property or Leased Real Property.

(e) Except as set forth on Schedule 4.14(e) of the Company Disclosure Schedule, the lessors and sublessors, as applicable, under each Real Property Lease granting Leased Real Property interests to the Company or the Company Subsidiary have good and marketable title to such property.

(f) Schedule 4.14(f) of the Company Disclosure Schedule sets forth a true, correct and complete list of all consents required pursuant to the terms of the Real Property Leases or Outleases in order to effect the transactions contemplated by the Agreement without triggering a default, event of default, termination right or penalty under such agreements.

(g) Schedule 4.14(g) of the Company Disclosure Schedule sets forth a true, correct and complete list of all Real Property Leases which expire in the next five (5) years, without provision for further renewal or extension.

(h) Except as set forth on Schedule 4.14(h) of the Company Disclosure Schedule, the Company, the Company Subsidiary and their lessees have not mined any coal to which they had no legal right.

(i) With respect to all Leased Real Property surface rights, the Company and the Company Subsidiary have the right, notwithstanding the termination of any lease, to enter upon the Leased Real Property covered by such lease for the purpose of complying with all reclamation obligations of the Company, the Company Subsidiary, or their lessees arising under or pursuant to any law.

(j) Schedule 4.14(j) of the Company Disclosure Schedule sets forth a true and complete list of all royalty payments made by the Company or the Company Subsidiary that have not been cashed or have been returned or rejected by the lessor, other than payments made within the last thirty (30) days.

(k) Except as set forth on Schedule 4.14(k) of the Company Disclosure Schedule, the Company has received no notice of claims by or disputes between Company and any Persons (including any Persons owning or occupying lands or realty adjoining or near any of the Real Property or Leased Real Property) pending or threatened in writing regarding mining activities, title, location of boundary lines, encroachments, mineral rights, royalties, subsidence, water quantity or quality, blasting damage, transportation of coal or other materials, nuisances or any other similar matter.

(l) To the Company’s Knowledge, use of the Real Property for the various purposes for which it is presently being used by the Company and the Company Subsidiary is permitted under all applicable zoning legal requirements. The Real Property and Leased Real Property, taken as a whole, abuts on and has direct vehicular access to public roads or has access to public roads via permanent, irrevocable, appurtenant easements benefiting it and comprising a part of the Real Property or Leased Real Property.

Section 4.15 Tangible Assets.

(a) Schedule 4.15(a) of the Company Disclosure Schedule sets forth a true and complete list (including serial numbers to the extent applicable) of all items of machinery, equipment, vehicles, and other tangible Personal property owned by the Company or the Company Subsidiary (the “Owned Assets”).  The Company and the Company Subsidiary each has good and marketable title to its Owned Assets, free and clear of all Liens.  The execution and delivery of this Agreement, and the consummation of the transactions contemplated by this Agreement, will not result in the creation of any Lien on any of the Owned Assets.  The Owned Assets are (i) in good condition and repair (ordinary wear and tear excepted) and (ii) in the state of maintenance, repair and operating condition required for the proper operation and use thereof in the ordinary course of business.

(b) Schedule 4.15(b) of the Company Disclosure Schedule sets forth a true and complete list of all items of machinery, equipment, vehicles, and other tangible personal property leased by the Company or the Company Subsidiary, (the “Leased Assets”).  The Company and the Company Subsidiary each has good and marketable leasehold interests in its Leased Assets, free and clear of all Liens, in each case under valid leases enforceable against the lessors thereunder. The execution and delivery of this Agreement, and the consummation of the transactions contemplated by this Agreement, will not result in the creation of any Lien on any of the Leased Assets or constitute a breach or default under the underlying lease agreement.  The Leased Assets are (i) in good condition and repair (ordinary wear and tear excepted) and (ii) in the state of maintenance, repair and operating condition required for the proper operation and use thereof in the ordinary course of business.

Section 4.16 Environmental Matters.

As of the date of this Agreement and the Closing Date:  (i) the operations of the Company and the Company Subsidiary have been, and are, in substantial compliance with all applicable Environmental Laws; (ii) no judicial or administrative proceedings are pending or, to the Knowledge of the Sellers or the Company, threatened against the Company or the Company Subsidiary alleging the violation of any Environmental Laws, or alleging any liability or corrective or remedial obligation arising under any Environmental Laws, or any other Environmental Liabilities; (iii) all Permits required under any applicable Environmental Laws for the operation of the Business, have been duly obtained or filed and are in full force and effect, and the Company and the Company Subsidiary have been, and are, in substantial compliance with the terms and conditions of all such Permits; (iv) except as listed on Schedule 4.16 of the Company Disclosure Schedule, there have been no Releases of Hazardous Substances in violation of any Environmental Laws by any of the Company or the Company Subsidiaries, or to the Knowledge of the Sellers and the Company, by any other Person, at, on, in from, under, over or in any way affecting any of the Real Property or Leased Real Property, or any other real property that was owned, leased, controlled, or used in connection with the Business in the past by any of the Company or the Company Subsidiaries; (v) all of the Real Property and Leased Real Property is free of all Hazardous Substances, except for such Hazardous Substances that are present in the ordinary course of business and in compliance with applicable Environmental Laws and are scheduled on Schedule 4.16 of the Company Disclosure Schedules; (vi) there are no actual, or to the Knowledge of the Sellers or the Company, threatened claims, orders, complaints, directives, citations, notices of non-compliance, notices of violation, revocation proceedings, or cessation orders from any Governmental Authority pending against the Company or the Company Subsidiary and arising under any Environmental Laws; and (vii) neither the Company nor the Company Subsidiary has received any written notification from any source advising the Company or the Company Subsidiary that it is a potentially responsible party under CERCLA or any other applicable Environmental Laws, with respect to (a) any real property that is identified or proposed for listing as a federal National Priorities List (“NPL”) (or state-equivalent) site or a Comprehensive Environmental Response, Compensation and Liability Information System (“CERCLIS”) (or state-equivalent) site, or (b) any facility to which it currently transports or otherwise arranges for or to which it has transported or arranged for the disposal of Hazardous Substances, which is identified or proposed for listing as an NPL (or state-equivalent) site or CERCLIS (or state-equivalent) site.  The Company has made available to Purchaser all information in its possession or control or the possession or control of the Sellers or the Company Subsidiary pertaining to the history of the Company, the Company Subsidiary, the Business, the Real Property, and the Leased Real Property with respect to compliance with the requirements of, and any liability arising under, any Environmental Law.

Section 4.17 Intellectual Property.  The Company and the Company Subsidiary own or possess all necessary licenses or other valid rights to use all patents, patent rights, trademarks, trademark rights, and proprietary information used in their respective Businesses as currently being conducted, and neither the Company nor the Company Subsidiary has received any written notice of any assertions or claims challenging the validity of any of the foregoing.  Neither the Company nor the Company Subsidiary has granted to any other Person any license to use any of the foregoing.  The conduct of the Company’s and the Company Subsidiary’s respective Businesses as currently conducted does not conflict with any patents, licenses, trademarks, or copyrights of others.  To the Knowledge of the Sellers, there is no infringement of any proprietary right owned by or licensed by the Company or any of the Company Subsidiaries.

Section 4.18 Insurance.

(a) Sellers have delivered to Purchaser:

(i) accurate and complete copies of all policies of insurance (and correspondence relating to coverage thereunder) to which the Company or the Company Subsidiary is a party or under which the Company or the Company Subsidiary is or has been covered at any time since January 1, 2005, a list of which is included in Schedule 4.18(a) of the Company Disclosure Schedule;

(ii) accurate and complete copies of all pending applications by the Company and the Company Subsidiary for policies of insurance; and

(iii) any statement by the auditor of the Company’s or the Company Subsidiary’s financial statements or any consultant or risk management advisor with regard to the adequacy of the Company’s or and the Company Subsidiary’s coverage or of the reserves for claims.

(b) Schedule 4.18(b) of the Company Disclosure Schedule describes:

(i) any self-insurance arrangement by or affecting the Company or the Company Subsidiary, including any reserves established thereunder;

(ii) any Contract or arrangement, other than a policy of insurance, for the transfer or sharing of any risk to which the Company or the Company Subsidiary is a party or which involves the Business of the Company or the Company Subsidiary; and

(iii) all obligations of the Company or the Company Subsidiary to provide insurance coverage to, or provide proof of certain levels of insurance coverage to, third parties (for example, under Leases or service agreements) and identifies the policy under which such coverage is provided.

(c) Schedule 4.18(c) of the Company Disclosure Schedule sets forth, by year, for the current policy year and each of the three (3) preceding policy years:

(i) a summary of the loss experience under each policy of insurance;

(ii) a statement describing each claim under a policy of insurance for an amount in excess of Fifty Thousand dollars ($50,000.00), which sets forth:

the name of the claimant;

a description of the policy by insurer, type of insurance and period of coverage; and
the amount and a brief description of the claim; and

(iii) a statement describing the loss experience for all claims that were self-insured, including the number and aggregate cost of such claims.

(d) Except as set forth in Schedule 4.18(d) of the Company Disclosure Schedule:

(i) all policies of insurance to which the Company or any Company Subsidiary is a party or that provide coverage to the Company or the Company Subsidiary:

are valid, outstanding and enforceable with no defaults;
are issued by an insurer that is financially sound and reputable;

taken together, provide adequate insurance coverage, including deductible amounts, for the assets and the operations of the Company or any Company Subsidiary for all risks normally insured against by a Person carrying on the same business or businesses as the Company or any Company Subsidiary in the same location, specifically  including coverage for workers compensation and black lung coverage; and

are sufficient for compliance with all Legal Requirements and Contracts;

(ii) neither the Company nor the Company Subsidiary has received (A) any refusal of coverage or any notice that a defense will be afforded with reservation of rights or (B) any notice of cancellation or any other indication that any policy of insurance is no longer in full force or effect or that the issuer of any policy of insurance is not willing or able to perform its obligations thereunder;

(iii) the Company and the Company Subsidiary has paid all premiums due, and have otherwise performed all of their obligations, under each policy of insurance to which they are a party or that provides coverage to the Company or the Company Subsidiary; and

(iv) the Company and the Company Subsidiary has given notice to the insurer of all claims that may be insured thereby.

(e) Except as set forth in Schedule 4.18(e) of the Company Disclosure Schedule:

(i) all policies of insurance shall survive the change of control of the Company and each Company Subsidiary without default or notice to the insurer.

Section 4.19 Employment and Labor.

(a) There are no complaints against the Company or the Company Subsidiary threatened or pending before the National Labor Relations Board or any similar state or local labor agency by or on behalf of any employee of the Company or the Company Subsidiary.  Neither the Company nor the Company Subsidiary is a party to any collective bargaining agreement nor any other agreement with a labor organization.  Neither the Company nor any Company Subsidiary is required to recognize any labor union or other collective bargaining or labor representative, nor has any labor union or other collective bargaining or labor representative been certified as the exclusive bargaining representative of any employees of the Company or the Company Subsidiary.

(b) Neither the Company nor the Company Subsidiary knows, or has any grounds to know, of any union organizational or representational activities underway among any of its employees.  Neither the Company nor the Company Subsidiary has committed any violation of the WARN Act.  There are no existing or, to the Sellers’ Knowledge threatened, labor strikes, slowdowns, lockouts, disputes, grievances or disturbances affecting or which might affect operations at, or deliveries from or into, any operation or facility of the Company or any Company Subsidiary.  No work stoppage against the Company or the Company Subsidiary or its Business is pending or, to the Sellers’ Knowledge threatened, and no such work stoppage has ever occurred.

(c) To the Company’s Knowledge, neither the Company nor the Company Subsidiary is subject to any liability, current or potential, nor has the Company or the Company Subsidiary violated any federal, state or local Law related to miner safety and health, pension and medical benefits, or other labor or employment issues, including but not limited to ERISA or the Code or similar legislation as it affects any employee benefit or welfare plan of the Company or any Company Subsidiary, the Immigration Reform and Control Act of 1986, the National Labor Relations Act, as amended, Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1991, the Occupational Safety and Health Act, MSHA, the WARN Act, Executive Order 11246, the Family and Medical Leave Act of 1993, the Fair Labor Standards Act, the Rehabilitation Act of 1973, black lung matters and all regulations under such Acts, and all other federal, state and local Laws relating to the employment of labor, including any provisions thereof relating to wages, hours, collective bargaining, the payment of Social Security and similar taxes, unemployment and workers’ compensation laws, any labor relations laws, or any governmental regulations promulgated thereunder, as the same affect relationships or obligations of the Company or the Company Subsidiary with respect to any of its employees.  Neither the Company nor the Company Subsidiary is liable for any arrearage of wages or taxes or penalties for failure to comply with any of the foregoing, and there are no proceedings before any court, governmental agency, instrumentality or arbitrator relating to such matters, including any unfair labor practice claims, either pending or threatened.

(d) Except as listed on Schedule 4.19(d) of the Company Disclosure Schedule,

neither the Company nor the Company Subsidiary is subject to or has any Liability current or potential under the Coal Industry Retiree Health Benefit Act of 1992, as amended, nor are any eligible beneficiaries assigned to the Company, any “related Person” to the Company or the Company Subsidiary.

(e) No Person is employed by the Company or the Company Subsidiary other than at the will of the Company or the Company Subsidiary for an indefinite period of time, and at the option of the Company or the Company Subsidiary, the employment of such employee may be terminated with or without cause and with or without notice at any time and no employee’s employment is subject to an employment agreement.  In addition, to the Sellers’ Knowledge, none of the employees of the Company or the Company Subsidiary are bound by or are subject to any non compete, confidentiality or similar Agreement other than for the benefit of the Company or the Company Subsidiary.  Schedule 4.19(e) of the Company Disclosure Schedule contains a true and complete list of all employees employed by the Company or the Company Subsidiary as of August 31, 2011, and said list correctly reflects their salaries, wages, other compensation, dates of employment, and positions and benefit plans in which they participate or are eligible to participate, and there has been no change thereto since August 31, 2011.  There are no discrimination or harassment charges (relating to sex, age, religion, race, national origin, ethnicity, disability, or veteran status), wage or other employment related claims existing, pending or, to the best of the Sellers’ Knowledge, threatened, before any federal or state agency or authority against the Company or the Company Subsidiary and, to the Sellers’ Knowledge, there is no basis therefor.

Section 4.20 Compliance with Law.  Except as set forth on Schedule 4.20 of the Company Disclosure Schedule, the Company and the Company Subsidiary have substantially complied with all Laws (including, without limitation, all reclamation Laws), and are not in default under, have filed all notices and compliance reports required to be filed under, have not been charged with any violation of, and have not received written notice of, or been threatened or, to their Knowledge, placed under any investigation with respect to any charge concerning any violation of any provision of any federal, state, local or other Law, which would, individually or in the aggregate, have an adverse effect of Fifty Thousand Dollars ($50,000) or more (or, with respect to MSHA or similar state legislation, Twenty Five Thousand Dollars ($25,000) or more) on the Company or the Company Subsidiary, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand or notice which would, either individually or in the aggregate, have an adverse effect of Fifty Thousand Dollars ($50,000) or more (or, with respect to MSHA or similar state legislation, Twenty Five Thousand Dollars ($25,000) or more) on the Company or the Company Subsidiary has been filed or commenced, or, to the Sellers’ Knowledge, threatened.  Except as set forth on Schedule 4.20 of the Company Disclosure Schedule, neither the Company nor the Company Subsidiary has any outstanding violations in connection with any state and federal mining safety and health requirements, laws or regulations.  Notwithstanding anything contained in this Section 4.20, no representation or warranty shall be deemed to have been made in this Section 4.20 in respect of any matter specifically covered in Section 4.12 (Taxes), Section 4.13 (Employee Benefits) or Section 4.16 (Environmental Matters).

Section 4.21 Litigation and Judgments.  Except as set forth on Schedule 4.21 to the

Company Disclosure Schedule, there is no action, suit or proceeding before or by any Governmental Authority pending (in respect of which process has been served on the Company or the Company Subsidiary), or, to the Knowledge of the Company, threatened against or affecting the Company or the Company Subsidiary seeking injunctive or equitable relief or damages in excess of Twenty Five Thousand Dollars ($25,000); and there are no judgments, decrees, injunctions, rules or orders of any Governmental Authority outstanding against the Company or the Company Subsidiary or any of their respective directors or officers (in their capacities as such) or assets.

Section 4.22 No Undisclosed Relationships.  There are no direct or indirect transactions, agreements, arrangements, relationships, guarantees or understandings between (a) the Company or the Company Subsidiary, on the one hand, and (b) the Sellers or their Affiliates (other than any of the Company and the Company Subsidiary) or any of their respective officers, directors, direct or indirect shareholders or members and family members, managers or employees, and such shareholders’ members’, managers’ and employees’ family members, on the other hand (an “Affiliate Agreement”).

Section 4.23 Shareholder/Affiliate Indebtedness.  All indebtedness of the Company or the Company Subsidiary, on the one hand, and any Affiliate, officer, director, direct and indirect shareholder, member, manager or employee of the Company or the Company Subsidiary, and such shareholders’ members’, managers’ and employees’ family members on the other hand, is listed on Schedule 4.23 of the Company Disclosure Schedule.  On the Closing date, all such indebtedness shall have been paid in full.

Section 4.24 [Reserved.]

Section 4.25 Powers of Attorney.  There are no outstanding powers of attorney executed on behalf of the Company or the Company Subsidiary.

Section 4.26 Full Disclosure.  Neither this Agreement, the Sellers Disclosure Schedule, nor the Company Disclosure Schedule contains or will contain any untrue statement of material fact or omits or will omit to state a material fact required to be stated herein or therein or necessary to make the statements herein or therein, in light of the circumstances under which they were made, not misleading.

Section 4.27Notes and Accounts Receivable.  Except as set forth on Schedule 4.27 of the Company Disclosure Schedule, all notes, accounts receivable, and employee advances of the Company or the Company Subsidiary have been collected or are collectible in the ordinary course of business (in the case of any such note substantially in accordance with its terms), at the recorded amounts thereof on the books and records of the Company and the Company Subsidiary.  No note or account receivable of the Company or the Company Subsidiary is subject to counterclaim or set off.  All accounts receivable that are reflected on the Balance Sheet as of the Reference Date or on the accounting Records of the Company as of the Closing Date represent or will represent valid obligations arising from sales actually made or services actually performed by the Company in the ordinary course of business. Except to the extent paid prior to the Closing Date, such accounts receivable are or will be as of the Closing Date current and collectible. Each of such accounts receivable either has been or will be collected in full, without any setoff, within ninety (90) days after the day on which it first becomes due and payable. There is no contest, claim, defense or right of setoff, other than returns in the ordinary course of business of the Company, under any Contract with any account debtor of an account receivable relating to the amount or validity of such account receivable. Schedule 4.27 of the Company Disclosure Schedule contains a complete and accurate list of all accounts receivable as of the date first set forth above.

Section 4.28 Banks, Directors and Officers.  Schedule 4.28 of the Company Disclosure Schedule sets forth:  (a) a list of all banks with which the Company or the Company Subsidiary has an account, deposit, certificate of deposit, or safe deposit box along with identifying numbers and the names of all Persons authorized to draw thereon or have access thereto; and (b) the names of all incumbent managers, directors and officers of the Company or any Company Subsidiary.

Section 4.29 No Brokers.   Except as set forth on Schedule 3.4 of the Company Disclosure Schedule, there are  no Contracts,  agreements  or   understandings between the Company and any Person that would give rise to a valid claim against Purchaser or the Company for a brokerage commission, finder’s fee or other like payment in connection with the transactions contemplated by this Agreement.

Section 4.30  Debt and Accounts Payable.  Schedule 4.30 of the Company Disclosure Schedule sets forth a true, complete and accurate description of all debt owed by the Company or the Company Subsidiary under any loan agreement or other lending transaction or guaranty, and also lists any notes payable with respect thereto, the terms of such debt and the payees (collectively, the “Debt”).  Whether specifically listed on Schedule 4.30 or not, Debt includes all Indebtedness to Sellers.  All Indebtedness to Sellers shall be paid in full, prior to transfer of the Shares at Closing to Purchaser, by means of capital contributions by each Seller to the Company in the amount of $289,084.02 (for a total payment by all Sellers to the Company of $1,156,336.08) and payment by Company to each Seller of the amount set forth below by such Seller’s name.  Such payments shall extinguish all Affiliate Debt of Company and Company Subsidiary and all Indebtedness to Sellers.

Seller	Principal Balance	Accrued Interest
David L. Dinning	$33,936.26
Ronald A. Corl	$176,653.16
David C. Klementik	$64,243.35
Ranger Investment Company	$290,720.02	$590,783.26

Schedule 4.30(a) of the Company Disclosure Schedule sets forth a true, complete and accurate description of all accounts payable due and owing, including the amount, and due date for such accounts payable.

Section 4.31 Books and Records.  The books of account of the Company and the Company Subsidiary have been maintained in accordance with sound business practices and are complete and correct.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF
THE PURCHASER

The Purchaser hereby represents and warrants to the Company and the Sellers that, as of the date hereof and as of the Closing Date (except where a different date is indicated):

Section 5.1 Company Existence.  The Purchaser (a) is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Delaware; (b) has all requisite organizational power and authority to own, lease and operate its assets and carry on its business as currently being conducted; and (c) is qualified to do business in all jurisdictions in which the ownership, leasing or operation of its assets or the nature of its business makes such qualification necessary.

Section 5.2 Enforceability.  The Purchaser has the company power and authority to execute, deliver and perform its obligations under this Agreement.  All action required to be taken for the due and proper authorization, execution and delivery by it of this Agreement has been duly and validly taken, and all such action required to be taken for the consummation by it of the transactions contemplated by this Agreement will have been duly and validly taken prior to the Closing.  This Agreement constitutes a legal, valid, and binding obligation of the Purchaser, enforceable against it in accordance with its terms, except as limited by bankruptcy, insolvency, or other laws of general application relating to the enforcement of creditors’ rights and by general equitable principles.

Section 5.3 No Breach; Approvals.

(a) The execution, delivery, and performance by the Purchaser of this Agreement and compliance with the terms and provisions hereof do not and will not violate or conflict with (with or without notice or lapse of time or both), or result in a breach of, or require any consent under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of benefit under, (i) the organization documents of the Purchaser, (ii) any applicable Law or any Permit or (iii) any Contract, agreement, undertaking or license to which the Purchaser is a party or by which it or its property is bound or subject.

(b) No material filing or registration with, or consent or approval of, any Governmental Authority or other Person is or will be necessary for the execution, delivery, or performance of this Agreement by the Purchaser or the validity or enforceability thereof.

Section 5.4 No Brokers.  There are no Contracts, agreements or understandings between the Purchaser and any Person that would give rise to a valid claim against the Company or the Sellers for a brokerage commission, finder’s fee or other like payment in connection with the transactions contemplated by this Agreement.

Section 5.5  Investment Intent.  Purchaser is acquiring the Shares for its own account and not with a view to their distribution within the meaning of Section 2(11) of the Securities Act.

Section 5.6  Certain Proceedings.  There is no proceeding pending against Purchaser that challenges, or could have the effect of preventing, delaying, making illegal, imposing limitations or conditions on, or otherwise interfering with the transactions contemplated by this Agreement.

Section 5.7Funds.  Purchaser presently has, or will have at Closing and thereafter, all funds or financing in place necessary to pay and deliver to Sellers the Purchase Price.

ARTICLE 6
COVENANTS

Section 6.1 Conduct of Business.  Prior to the Closing, except as set forth in Schedule 6.1 of the Company Disclosure Schedule, or as consented to in writing by the Purchaser, in its reasonable discretion, the Company shall, and shall cause the Company Subsidiary to (and the Sellers shall cause the Company and the Company Subsidiary to) conduct its operations in the ordinary course of business.  The Sellers, the Company and the Company Subsidiary shall use their best efforts to (a) preserve the possession and control of all of the assets of the Company and the Company Subsidiary; (b) to preserve the good will of suppliers, customers and others having business relations with the Company and the Company Subsidiary; and (c) keep and preserve the Business of the Company and the Company Subsidiary existing on the date of this Agreement.  Without limiting the generality of the foregoing, between the date hereof and the Closing or other termination or expiration hereof, except as set forth in Schedule 6.1 of the Company Disclosure Schedule, or as required by applicable Law, the Company shall not, and shall not permit the Company Subsidiary to (and the Sellers shall not cause or permit the Company or the Company Subsidiary to), without the prior written consent of the Purchaser:

(a) amend its certificate of incorporation or bylaws or any similar governing instruments;

(b) (i) issue, deliver, sell, pledge, dispose of or encumber any shares of its capital stock; (ii) grant, confer or award any option, warrant, conversion right or other right (including restricted stock, stock appreciation rights, phantom stock and similar instruments) to acquire or relating to any shares of its capital stock; (iii) increase or accelerate the payment or vesting of any compensation or benefits of (A) any executive officer or director of the Company or the Company Subsidiary or (B) any employee of the Company or the Company Subsidiary; (iv) enter into or amend any employment agreement or severance agreement with any of its executive officers of the Company or the Company Subsidiary; or (v) adopt any new employee benefit plan applying to the employees of the Company or the Company Subsidiary (including any stock option, stock benefit or stock purchase plan) or amend any existing Company Plan;

(c) (i) declare, set aside or pay any dividend or make any other distribution or payment with respect to any shares of its capital stock (other than any dividends or other distributions by the Company Subsidiary to the Company), or (ii) issue, sell, transfer, dispose of, redeem, purchase or otherwise acquire any shares of its capital stock or capital stock of the Company Subsidiary or any option, warrant, conversion right or other right to acquire such shares, or make any commitment for any such action;

(d) sell, lease, encumber or otherwise dispose of any of its assets (including capital stock of the Company Subsidiary), except for the sale of coal in the ordinary course of business;

(e) (i) authorize, propose, agree to, enter into or consummate any merger, consolidation or business combination transaction or (ii) acquire or agree to acquire by merging or consolidating with, or by purchasing an equity interest in or a substantial amount of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof;

(f) change any of the accounting principles, policies or practices used by it;

(g) change or revoke any Tax election, amend any Tax Return, change its Tax reporting principles, methods or policies, enter into any settlements or closing agreements or compromises with respect to any Tax liability or make any change in any method of accounting for Tax purposes, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Company or the Company Subsidiary, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax if any of the foregoing actions would increase the Tax liability of the Company or the Company Subsidiary after the Closing Date;

(h) agree to or otherwise settle, compromise or otherwise resolve in whole or in part any litigation, actions, suits, actual, potential or threatened claims, investigations or proceedings, whether pending on the date hereof or hereafter made or brought, which settlement, compromise or resolution would result in (i) damages, fines or other penalties payable to or by the Company or the Company Subsidiary in excess of Ten Thousand Dollars ($10,000) (without regard to insurance or indemnity proceeds received or recoverable), individually or in the aggregate, or (ii) non-monetary relief, including debarment, corporate integrity agreements, any other undertaking of any kind, deferred prosecution agreements, consent decrees, plea agreements or mandatory or permissive exclusion (other than agreements to effect operational changes which are not material;

(i) (A) incur any indebtedness or similar obligations (except for working capital purposes in the ordinary course of business under credit lines in existence as of the date of this Agreement) or guarantee any debt or issue or sell any debt securities or warrants or rights to acquire any debt securities of such party or the Company Subsidiaryor guarantee any debt securities of others, or (B) make or commit to make aggregate capital expenditures in excess of those set forth in Schedule 6.1(i) of the Company Disclosure Schedule;

(j) amend or terminate, or waive, release, breach or assign any rights or claims with respect to, any Material Contract;

(k) enter into any Contract that would have been a Material Contract if it existed on the date of this Agreement;

(l) enter into a new line of business or create any additional subsidiaries;

(m) enter into, amend or terminate any agreement with any holder of Company capital stock with respect to holding, voting or disposing of shares of Company capital stock;

(n) split, combine, subdivide, adjust, recapitalize or reclassify its outstanding shares of capital stock, or amend the terms of any rights, warrants or options to acquire any equity securities;

(o) enter into, sell or monetize any hedging contracts;

(p) enter into any Contracts or arrangements, including employee benefit plans, that would have payments or other actions triggered by consummation of the transactions contemplated herein;

(q) make any investment in or loan to another Person totaling more than Five Thousand Dollars ($5,000) or outside the ordinary course of business or pay down any debt, including Debt, in an aggregate amount totaling more than Five Thousand Dollars ($5,000) in the aggregate;

(r) pay any bonuses or increase any salaries;

(s) permit the damage or destruction of any tangible personal property;

(t) cause the cancellation of any insurance policies;

(u) fail to maintain Books and Records;

(v) violate any Law;

(w) take any action (or fail to take any action) that would result in a breach of any representation or warranty hereunder;

(x) allow any  lease, Outlease or other Material Contract to expire or forego the right to extend the same pursuant to its terms without providing the Purchaser at least ten (10) days advance written notice; or

(y) enter into an agreement or otherwise take action to cause any of the foregoing actions to occur.

Section 6.2 Filings.

(a) Subject to the terms and conditions herein provided, the Company and the Sellers, as applicable, shall:

(i) at the reasonable request of the Purchaser, use their commercially reasonable efforts to cooperate with the Purchaser in (A) determining which filings are required to be made prior to or after the Closing with, and which consents, approvals, permits or authorizations are required to be obtained prior to or after the Closing from, Governmental Authorities of the United States, and the several states, in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby; and (B) timely making all such filings and timely seeking all such consents, approvals, Permits or authorizations, including the filing of change in control notices with respect to the Permits.

(ii) promptly notify the Purchaser of any communication concerning this Agreement or the transactions contemplated hereby to that Party from any Governmental Authority and, subject to applicable legal limitations and the instructions of any Governmental Authority, permit counsel for the Purchaser to review in advance any proposed communication competitively sensitive documents concerning this Agreement or the transactions contemplated hereby to any Governmental Authority;

(iii) subject to applicable legal limitations, not agree to participate in any meeting or discussion with any Governmental Authority in respect of any filings, investigation or other inquiry concerning this Agreement or the transactions contemplated hereby unless it consults with the Purchaser in advance and, to the extent permitted by such Governmental Authority, give the Purchaser the opportunity to attend and participate in such meeting or discussion;

(iv) subject to applicable legal limitations and the instructions of any Governmental Authority, furnish the Purchaser with copies of all correspondence and communications (other than competitively sensitive documents) between them and their Affiliates and their respective representatives, on the one hand, and any Governmental Authority or members or their respective staffs, on the other hand, with respect to this Agreement and the transactions contemplated hereby; and

(v) furnish the Purchaser with such necessary information and reasonable assistance as such other Parties and their respective Affiliates may reasonably request in connection with their preparation of necessary filings, registrations or submissions of information to any Governmental Authorities.

(b) Without limiting Section 6.2(a), the Company, the Sellers and the Purchaser shall:

(i) each use its commercially reasonable efforts to avoid the entry of, or to have vacated or terminated, any decree, order or judgment that would restrain, prevent or delay the Closing, including defending through litigation on the merits any claim asserted in any court by any party; and

(ii) each use its commercially reasonable efforts to avoid or eliminate each and every impediment under any antitrust, competition or trade regulation Law that may be asserted by any Governmental Authority with respect to the transactions contemplated by the Agreement so as to enable the Closing to occur as soon as reasonably possible.

Section 6.3 Commercially Reasonable Efforts.  Subject to the terms and conditions set forth in this Agreement, each of the Company, the Sellers and the Purchaser shall use commercially reasonable efforts (subject to, and in accordance with, applicable Law) to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties hereto in doing, all things necessary, proper or advisable under applicable Laws to consummate, and make effective, in the most expeditious manner practicable, the transactions contemplated by the Agreement, and no Party hereto shall take or cause to be taken any action which would reasonably be expected to prevent, impede or delay the consummation of the transactions contemplated by the Agreement.  Without limiting the foregoing, promptly following the Closing, the Sellers, the Company and the Company Subsidiary shall use commercially reasonable efforts to obtain all consents set forth on Schedule 4.3 of the Company Disclosure Schedule.

Section 6.4 Notification.

(a) At all times until the earlier of the termination of this Agreement pursuant to Article 8 and the Closing, each of the Company, the Sellers shall give prompt notice (orally and in writing) to the Purchaser:

(i) upon becoming aware that any representation or warranty made by it in this Agreement has become untrue or inaccurate in any material respect, or of any failure of such Party to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, or of any occurrence, event or matter that could reasonably lead to the non-satisfaction by such Party of any of the conditions to the transactions contemplated by this Agreement set forth in Article 7, including, without limitation, the occurrence of a Company Material Adverse Effect, or a Seller Material Adverse Effect;;

(ii) of any notice or other communication received by it from any Governmental Authority in connection with the transactions contemplated by the Agreement, or from any Person, subsequent to the date of this Agreement, alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; and

(iii) of the institution of any litigation or Governmental Authority complaints, investigations or hearings (or communications in writing indicating the same may be contemplated) relating to this Agreement, the Company Permits or the Company Subsidiary Permits or the transactions contemplated hereby.

Section 6.5 Inspection.  From the date hereof to the Closing, the Company shall (and the Sellers shall cause the Company to), and the Sellers and the Company shall cause the Company Subsidiary to, allow all designated officers, attorneys, accountants and other representatives of the Purchaser reasonable access at all reasonable times upon reasonable notice to the books, records and files, correspondence, audits and properties, as well as to all information relating to commitments, Contracts, titles and financial position, or otherwise pertaining to the Business and affairs of the Company and the Company Subsidiaries, including inspection of such properties.  The Purchaser shall have the right to send representatives to inspect and measure coal inventory and inspect all Real Property, Leased Real Property and mining operations.

Section 6.6 Publicity.  The Company, the Sellers and the Purchaser will consult with each other regarding any press releases or public announcements pertaining to this Agreement or the transactions contemplated hereby and Sellers and the Company shall not issue any press release or make any public announcements without the written consent of Purchaser.  Purchaser’s Affiliates are obligated under the Securities Exchange Act of 1934 and related rules and regulations to disclose the existence of this Agreement upon execution and at other times, from time to time, and Sellers and the Company will reasonably assist Purchaser in preparing such required disclosures.  The Sellers and the Company shall use their best efforts to (a) preserve the possession and control of all of the assets of the Company and the Company Subsidiary; (b) to preserve the goodwill of suppliers, customers and others having business relations with the Company and the Company Subsidiary; and (c) keep and preserve the Business existing on the date of this Agreement.

Section 6.7 Expenses.  Except as expressly set forth herein, each Party hereto shall bear its own expenses incurred in connection with this Agreement and the transactions contemplated hereby whether or not such transactions shall be consummated, including, without limitation, all fees of its legal counsel, financial advisers, and accountants.

Section 6.8 [Reserved.]

Section 6.9 Acquisitions.  The Company and Sellers shall use commercially reasonable efforts to obtain leases, on terms and conditions acceptable to Purchaser, for the property described on Schedule 6.9 of the Company Disclosure Schedules.  The Company and Sellers shall consult with Purchaser during negotiations of such leases throughout the process and shall not agree to terms that are not, in Purchaser’s reasonable discretion, acceptable.

Section 6.10 Affiliate Agreements.  Sellers shall use commercially reasonable efforts to obtain the agreements described in Sections 7.3(k), (l) and (m).

Section 6.11 Permits.  Sellers shall use commercially reasonable efforts to assist Purchaser and Company in making any filings necessary with respect to the Permits.

Section 6.12 Discussions with Other Purchasers.  None of the Sellers, the Company or the Company Subsidiary, or any of their respective directors, officers, shareholders, members, managers, agents or employees shall solicit, authorize the solicitation of, or enter into any discussions with any Person (a) to purchase any of the capital stock of the Company or the Company Subsidiary, any option or warrant to purchase any capital stock of the Company or the Company Subsidiary, any securities convertible into capital stock of the Company or the Company Subsidiary, or any other equity security of the Company or the Company Subsidiary; (b) to purchase, lease or otherwise acquire all or a substantial portion of the assets of the Company or the Company Subsidiary; or (c) to merge, consolidate, engage in a share exchange or otherwise combine with the Company or the Company Subsidiary.  The Sellers shall not transfer any securities of the Company.  Sellers shall provide prompt written notice of any solicitation to enter into a transaction described above, or similar to the transactions described in this Section 6.12.

Section 6.13   Covenant Not to Engage in Certain Activities. For a period of two years following the Closing, the Sellers agree as follows:

(a)           In consideration of the transactions contemplated by this Agreement, each Seller agrees on its own behalf, and on behalf of each Affiliate of a Seller, that they will not directly or indirectly, influence or attempt to influence any customers, distributors or suppliers of the Company to divert their business to any competitor of the Company or in any way interfere with the relationship between any such customer, distributor or supplier and the Company (including making any disparaging or negative statements or communications about the Company, the Purchaser or their business).  Sellers shall not, directly or indirectly, take any action that is designed or intended to have the effect of discouraging any lessor, licensor, or other business associate of the Company from maintaining the same business relationships after the Closing as it maintained prior to the Closing. Notwithstanding the foregoing, Purchaser acknowledges and agrees that in the course of performing his duties as a Judge of the Court of Common Pleas of Somerset County, Pennsylvania, Klementik may be required to take actions which could have an effect on the Company or the Purchaser, and Purchaser agrees that such actions shall not be considered to be breaches of this Section 6.13.

(b)           In consideration of the transactions contemplated by this Agreement, Sellers agree that they shall not, individually or in association with or as an officer, principal, member, advisor, agent, partner, director, stockholder, employee or consultant of, any Person, work on the acquisition or development of any property or project, or engage in any line of business or conduct, which is, directly or indirectly, competitive with or adverse to the Business, or the business contemplated to be conducted by the Company and Purchaser after the Closing, but limited to the properties or locations generally described on Schedule 6.9 of the Company Disclosure Schedule and any properties or locations that are surrounded by the Real Property or Leased Real Property; provided, that the provisions of this Section 6.13 (b) shall not apply to current surface mining leases or operations of Ranger or any of its Affiliates in areas that are surrounded by the Real Property or Leased Real Property, and further provided, that Ranger and any of its Affiliates shall be permitted to pursue additions to or extensions of its current surface mining leases or operations in areas that are surrounded by the Real Property or Leased Real Property; and further provided, that the provisions of this Section 6.13 (b) shall not apply to coal reserves of approximately 350 acres in Quemahoning and Stonycreek Townships, Somerset County, currently owned by Somerset Coal Energy, LLC, in which each of Dinning and Corl own an equity interest.

(c)           Sellers agree and acknowledge that: (i) the provisions of this Section  do not impose a greater restraint than is necessary to protect the goodwill or other business interests of the Purchaser; (ii) such provisions contain reasonable limitations as to time, geographical area and scope of activity to be restrained; and (iii) the consideration provided under this Agreement, including any amounts or benefits provided under Article 2 of this Agreement, is sufficient to compensate such Seller for the restrictions contained in this Section.  Sellers each agree that they will not assert that, and it should not be considered that, any provision of this Section is otherwise void, voidable or unenforceable or should be voided or held unenforceable.  It is the intention of the Parties that, if any court, arbitrator or tribunal construes any provision or clause of this Section to be illegal, void or unenforceable because of the duration of such provision or the area or subject matter covered thereby, such court, arbitrator or tribunal shall reduce the duration, area, or subject matter of such provision, and, in its reduced form, such provision shall then be enforceable and shall be enforced.

(d)           Each Seller agrees that (i) any breach by it of any of the provisions contained in this Section would cause irreparable damage to the Company and the Purchaser for which monetary damages and other remedies at law may not be adequate, and (ii) Purchaser and the Company will be entitled to seek a restraining order, an injunction, specific performance, or other form of equitable or extraordinary relief from any court of competent jurisdiction to restrain any threatened or further breach of this Section or to require such Seller to perform its obligations under this Section, which right to equitable or extraordinary relief will not be exclusive of, but will be in addition to, all other remedies to which Purchaser and the Company may be entitled under this Agreement, at law, or in equity (including, the right to recover monetary damages).

Section 6.14  Estoppels.  The Company and Sellers shall use commercially reasonable efforts to obtain estoppel letters, in form and substance reasonably acceptable to Purchaser, from the lessors and lessees that are counterparties to the Real Property Leases and Outleases, as applicable, set forth on Schedule 6.14 of the Company Disclosure Schedule.

Section 6.15  Pile Litigation.  Sellers shall obtain a full settlement and release of any liability of Company or any Company Subsidiary arising out of or in connection with  the litigation listed on Schedule 4.21 of the Company Disclosure Schedule at no cost or expense to Company, the Company Subsidiary or Purchaser.

Section 6.16  Green Energy Note Receivable.  Immediately after the Closing, Sellers shall cause Green Energy Gas, LLC to pay in full the amount owing under the debt obligation between Company and Green Energy Gas, LLC which equals $110,000.00.

Section 6.17  Boyd Completion of detailed Real Property Schedule.  The parties acknowledge that Schedule 4.14(b) will not have a detailed list of the tracts constituting the Real Property at Closing, but instead will have a generic description of a portion of the Real Property such that it is a list that covers, specifically or generically, all of the Real Property on the maps attached as Schedule 4.14(d) to the Company Disclosure Schedule.  As such, Sellers shall cause John T. Boyd Company, Inc. to produce a full, detailed list of the tracts constituting the Real Property, covering all of the items required by Section 4.14(b), and that shall be tied to the tract numbers and names shown on Schedule 4.14(d) to the Company Disclosure Schedule (“Substitute Schedule 4.14(b)”), within fifteen (15) days of the Closing at Sellers’ sole cost and expense. Purchaser agrees that upon receipt of Substitute Schedule 4.14(b), the same shall be accepted as a full and complete replacement for Schedule 4.14(b) to the Company Disclosure Schedule as attached to this Agreement at Closing; provided, however, that Substitute Schedule 4.14(b) shall not reduce or limit the scope of the Real Property or Leased Real Property, which shall be equal to the property ownership indicated on Schedule 4.14(d) and Schedule 4.14(b), at Closing, it shall only provide additional, detailed information about the nature and source of the Real Property and Leased Real Property.  To the extent Substitute Schedule 4.14(b) limits in any way the Real Property or Leased Real Property or notes any encumbrances, such limitations and encumbrances shall be ignored for purposes of this Agreement.

Section 6.18  Resultant Management Group and John T. Boyd Payments.  Sellers shall pay all amounts that may be owing by the Company or Company Subsidiary to Resultant

Management Group, L.L.C. and John T. Boyd Company, Inc., or any of their Affiliates, arising out of services rendered, or agreements entered into, prior to the Closing by Sellers, Company or Company Subsidiary, including any broker commissions or other payments triggered by the consummation of the transactions described herein (including under that Agremeent, dated November 6, 2008, as amended and extended), and all analysis prepared in conjunction with the marketing and sale of the Company and Company Subsidiary.

Section 6.19  Payoff of Indebtedness to Sellers.  All Indebtedness to Sellers shall be paid in full, prior to transfer of the Shares at Closing to Purchaser, by means of capital contributions by each Seller to the Company in the amount of $289,084.02 (for a total payment by all Sellers to the Company of $1,156,336.08) and payment by Company to each Seller of the amount set forth below by such Seller’s name.  Such payments shall extinguish all Affiliate Debt of Company and Company Subsidiary and all Indebtedness to Sellers.

Seller	Principal Balance	Accrued Interest
David L. Dinning	$33,936.26
Ronald A. Corl	$176,653.16
David C. Klementik	$64,243.35
Ranger Investment Company	$290,720.02	$590,783.26

ARTICLE 7
CONDITIONS

Section 7.1 Conditions to Each Party’s Obligations under the Agreement.  The respective obligations of each Party to effect the transactions contemplated by the Agreement shall be subject to the fulfillment or waiver in writing by mutual agreement of the Parties at or prior to the Closing Date of the following conditions:

(a) Any mandatory waiting period or required consent under any other applicable Law shall have expired or been obtained except where the failure to observe such waiting period or obtain a consent referred to in this clause (a) would not reasonably be expected to delay or prevent the consummation of the transactions contemplated by this Agreement or have an adverse effect on the expected benefits of the transactions contemplated hereby to the Sellers or the Purchaser.

(b) None of the Parties shall be subject to any decree, order or injunction of a United States federal or state court or foreign court of competent jurisdiction, which prohibits the consummation of the transactions contemplated by the Agreement, and no statute, rule or regulation shall have been enacted by any Governmental Authority which prohibits or makes unlawful the consummation of the transactions contemplated by the Agreement.

(c) No action, suit, investigation or proceeding before any Governmental Authority seeking to prevent or prohibit the consummation of the transactions contemplated by the Agreement shall be pending.

Section 7.2 Conditions to Obligations of the Company and the Sellers under the Agreement.  The obligation of the Company and the Sellers to effect the transactions contemplated by the Agreement shall be subject to the fulfillment or waiver in writing by the Company and the Sellers at or prior to the Closing Date of the following conditions:

(a) (i) The Purchaser shall have performed all of its covenants and agreements contained in this Agreement required to be performed on or prior to the Closing Date and (ii) the representations and warranties of the Purchaser contained in this Agreement and in any document delivered in connection herewith, disregarding any qualification by a Purchaser Material Adverse Effect or any other materiality qualification for purposes of this Section 7.2(a), shall be true and correct in all respects as of the Closing Date (except for representations and warranties made as of a specified date, which must be true and correct only as of the specified date).

(b) Since the date of this Agreement, there shall not have occurred any Purchaser Material Adverse Effect.

(c) The Purchaser shall have made all deliveries required by Section 2.3(a) of this Agreement.

Section 7.3 Conditions to Obligations of the Purchaser under the Agreement.  The obligation of the Purchaser to effect the transactions contemplated by the Agreement shall be subject to the fulfillment or waiver in writing by the Purchaser at or prior to the Closing Date of the following conditions:

(a) (i) Each of the Sellers and the Company shall have performed all of their respective covenants and agreements contained in this Agreement required to be performed on or prior to the Closing Date and (ii) the representations and warranties of the Sellers and the Company contained in this Agreement and in any document delivered in connection herewith, , shall be true and correct in all respects as of the Closing Date (except for representations and warranties made as of a specified date, which must be true and correct only as of the specified date).

(b) Since the date of this Agreement, there shall not have occurred any Company Material Adverse Effect.

(c) Since the date of this Agreement, there shall not have occurred any Seller Material Adverse Effect.

(d) Each of the Sellers and the Company shall have made all deliveries required by Section 2.3(b) of this Agreement.

(e) The Company and Sellers shall have obtained all consents set forth on Schedule 4.3 of the Company Disclosure Schedule.

(f) There shall not have been made or threatened by any Person any claim asserting that such Person (a) is the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, any stock of, or any other voting, equity, or ownership interest in the Company or the Company Subsidiary or (b) is entitled to all or any portion of the Purchase Price payable for the Shares.

(g) Purchaser shall have received unconditional and binding commitments to issue policies of title insurance (“Title Commitments”) in form and substance satisfactory to Purchaser, in its sole discretion.

(i) Each Title Commitment shall include the Title Insurer's requirements for issuing its title policy, which requirements shall be met by the Company on or before the Closing Date (including those requirements that must be met by releasing or satisfying monetary Liens.

(ii) If any of the following shall occur (collectively, a “Title Objection”):

(a) any Title Commitment or other evidence of title or search of the appropriate real estate records discloses that any party other than the Company has title to the insured estate covered by the Title Commitment;

(b) any title exception is disclosed in Schedule B to any Title Commitment that is not one of the Permitted Real Estate Encumbrances or one that Sellers specifies when reviewing the Title Commitment provided by Purchaser as one that the Company will cause to be deleted from the Title Commitment concurrently with the Closing, including (A) any exceptions that pertain to Encumbrances securing any loans that do not constitute an Assumed Liability and (B) any exceptions that Purchaser reasonably believes could materially and adversely affect Purchaser's use and enjoyment of the Real Property described therein; or

(c) any Survey discloses any matter that Purchaser reasonably believes could materially and adversely affect Purchaser's use and enjoyment of the Real Property described therein;

then Purchaser shall notify Sellers in writing (“Purchaser’s Notice”) of such matters within ten (10) Business Days after receiving all of the Title Commitment, Survey and copies of  recorded documents for the properties covered thereby or within thirty (30) Business Days of receiving notice of a Title Objection, whichever occurs first.

(iii) Sellers shall use their best efforts to cure each Title Objection and take all steps required by the Title Insurer to eliminate each Title Objection as an exception to the Title Commitment. Any Title Objection that the Title Company is willing to insure over on terms acceptable to Sellers and Purchaser is herein referred to as an “Insured Exception.”  The Insured Exceptions, together with any title exception or matters disclosed by the Survey not objected to by Purchaser in the manner aforesaid shall be deemed to be acceptable to Purchaser.

(iv) Nothing herein waives Purchaser’s right to claim a breach of Section 4.14 or to claim a right to indemnification as provided in Section 9.2(a) if Purchaser suffers Damages as a result of a misrepresentation with respect to the condition of title to the Real Property.

(h) The satisfactory completion of all business, legal, environmental, title and other due diligence by Purchaser and its representatives and agents.

(i) The execution by the Company and the relevant counterparty of leases for the property described on Schedule 6.9 of the Company Disclosure Schedules in form and substance acceptable to Purchaser;

(j) Delivery of fully executed Estoppels for the Real Property Leases and Outleases scheduled on Schedule 6.14 of the Company Disclosure Schedules;

(k) A binding letter shall have been executed and delivered to Company and Purchaser setting forth the terms of conversion to equity of all Indebtedness to Sellers with such letter to be in the form of Exhibit 2.3(b)(viii) and payoff letters for all other Debt of Company and Company Subsidiary;

(l) Delivery to Purchaser of a valid, binding and enforceable written termination of any agreement between Unionvale Coal Company, on the one hand, and Company or the Company Subsidiary, on the other shall have been delivered to Purchaser; and

(m) Delivery to Purchaser of a valid, binding and enforceable agreement in form acceptable for recordation, subordinating any rights of Green Energy Gas, LLC or its Affiliates to drill and extract oil and gas within the areas depicted on Schedule 4.14(d) to the Company Disclosure Schedule to the rights of Company and Company Subsidiary to extract coal from the same areas.

ARTICLE 8
TERMINATION

Section 8.1 Termination by Mutual Consent.  This Agreement may be terminated at any time prior to the Closing by the mutual written agreement of the Sellers and the Purchaser approved by action of their respective stockholders or members, as appropriate.

Section 8.2 Termination by the Sellers or the Purchaser.  At any time prior to the Closing, this Agreement may be terminated by the Sellers or the Purchaser, if:

(a) a United States federal or state court of competent jurisdiction or United States Governmental Authority shall have issued an order, decree or ruling or taken any other action (including the enactment of any statute, rule, regulation, decree or executive order) permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the Agreement and such order, decree, ruling or other action (including the enactment of any statute, rule, regulation, decree or executive order) shall have become final and non-appealable; provided, however, that the Party seeking to terminate this Agreement pursuant to this Section 8.2 shall have complied in all material respects with Section 6.2 and 6.3 and shall have used its commercially reasonable efforts to remove such injunction, order or decree; or

(b) the Closing shall not have occurred before October 31, 2011, unless, (i) in the case a termination by the Sellers, either the Sellers or the Company, at such time, is in breach of any representation, warranty, covenant or agreement set forth in this Agreement such that the conditions set forth in Section 7.3(a) shall not be satisfied, and (ii) in the case of a termination by the Purchaser, the Purchaser, at such time, is in breach of any representation, warranty, covenant or agreement set forth in this Agreement such that the conditions set forth in Section 7.2(a) shall not be satisfied.

Section 8.3 Termination by the Sellers.  At any time prior to the Closing, this Agreement may be terminated by the Sellers if there has been a breach by the Purchaser of any representation, warranty, covenant or agreement set forth in this Agreement or if any representation or warranty of the Purchaser shall have become untrue.

Section 8.4 Termination by the Purchaser.  At any time prior to the Closing, this Agreement may be terminated by the Purchaser if there has been a breach by the Sellers or the Company of any representation, warranty, covenant or agreement set forth in this Agreement or if any representation or warranty of the Sellers or the Company shall have become untrue.

Section 8.5 Effect of Termination.  In the event of termination of this Agreement pursuant to this Article 8, all rights and obligations of the Parties shall terminate, except (i) the obligations of the Parties pursuant to Section 6.6 (Publicity), Section 6.7 (Expenses) and except for the provisions of Section 1.2 (Interpretation), this Section 8.5 (Effect of Termination), Section 11.1 (Notices), Section 11.2 (Assignment; Binding Effect), Section 11.3 (No Third Party Beneficiaries), Section 11.4 (Entire Agreement), Section 11.6 (Governing Law); Section 11.7 (Headings), Section 11.8 (Waivers), Section 11.9 (Severability), Section 11.10 (Enforcement; Jurisdiction; Venue), Section 11.11 (Attorneys Fees), Section 11.12 (No Presumption) and Section 11.15 (No Recourse), (ii) the obligations of the Parties pursuant to the Confidentiality Agreement, and (iii) for rights and remedies under applicable Law with respect to a breach of any representation, warranty, covenant, or agreement set forth in this Agreement or to any other obligation of a Party with respect to this Agreement or the transactions contemplated hereby.  Each Party’s right of termination under Article 8 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies.

ARTICLE 9
INDEMNIFICATION AND CERTAIN TAX MATTERS

Section 9.1 Survival.  The Parties agree that the representations and warranties of the Parties shall survive the Closing and terminate on the date which is thirty-nine (39) months following the Closing Date, except that (a) the representations and warranties contained in Article 3 and Sections 4.1 (Corporate Existence), 4.2 (Enforceability), 4.3 (No Breach; Consents; Approvals), 4.4 (Capital Stock), 4.5 (Subsidiaries), 4.30 (No Brokers), 5.1 (Corporate Existence), 5.2 (Enforceability), 5.3 (No Breach; Approvals) and 5.4 (No Brokers) shall survive indefinitely and (b) the representations and warranties contained in Sections 4.12 (Taxes) and 4.16

(Environmental Matters) will survive the Closing Date until sixty (60) days following expiration of the applicable statute of limitations (as may be extended by agreement with any Governmental Authority).  The covenants of the Parties shall survive the Closing and continue in perpetuity, unless terminated earlier in accordance with the express terms of this Agreement.  Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

Section 9.2 Indemnification.

(a) Subject to the limitations set forth in this Article 9, from and after the Closing Date, the Sellers, severally but not jointly, shall indemnify and hold harmless, to the fullest extent permitted by Law, the Purchaser, the Company, the Company Subsidiary and their respective officers, directors, direct and indirect stockholders and members, employees and agents (collectively, the “Purchaser Indemnitees”) from, against and in respect of all losses, including, but not limited to, damages, lien amount, ordered penalties, fines, decrees, court costs, taxes caused by any payment for Losses, liabilities, obligations, interest or expenses (including, without limitation, reasonable attorneys’ fees and expenses) (collectively, “Losses”) incurred by Purchaser Indemnitees as a result of: (i) any breach of, or inaccuracy in, any representation or warranty made by the Sellers or by the Company in this Agreement or any of the Company or Sellers Disclosure Schedules or any other document executed in connection herewith (or any alleged breach); (ii) any breach by the Company, Green Energy Gas, LLC, Unionvale Coal Company or the Sellers of any covenant or agreement of the Company or the Sellers in this Agreement or any of the Company or Sellers Disclosure Schedules or any other document executed in connection herewith (with respect to the Company, that is to be performed at or prior to the Closing); and (iii) all Taxes of the Company and  the Company Subsidiary or relating to the business of the Company and its the Company Subsidiary for all Pre-Closing Tax Periods including, without limitation, any liability for Taxes that the Company or the Company Subsidiary may have under Treasury Regulation Section 1.1502-6 or any comparable provisions of foreign, state or local Law and any and all Taxes of any person imposed on the Company arising under the principles of transferee or successor liability or by contract, relating to an event or transaction occurring in any Pre-Closing Tax Periods.

(b) Subject to the limitations set forth in this Article 9, from and after the Closing Date, the Company and the Purchaser shall, jointly and severally, indemnify and hold harmless, to the fullest extent permitted by Law, the Sellers and its officers, directors, direct and indirect stockholders and members, employees and agents (collectively, the “Seller Indemnitees”) from, against and in respect of Losses incurred as a result of: (i) any breach of, or inaccuracy in, any representation or warranty made by the Purchaser in this Agreement or any other document executed in connection herewith; and (ii) any breach by the Purchaser of any covenant or agreement of the Purchaser or the Company in this Agreement or any other document executed in connection herewith (with respect to the Company, that is to be performed after the Closing).

(c) For purposes of this Article 9, any inaccuracy in or breach of any representation or warranty shall be determined without regard to any materiality, Company Material Adverse

Effect or other similar qualification contained in or otherwise applicable to such representation or warranty, including use of the word “substantial”.

Section 9.3 Procedures.

(a) Any Person desiring indemnification under this Article 9 and entitled thereto (an “Indemnified Party”) shall, within the relevant limitation period provided for in Section 9.1, promptly upon becoming aware thereof, give written notice thereof to the Party obligated to indemnify such Indemnified Party (such notified Party, the “Responsible Party”).  Such notice by such Indemnified Party shall state the amount of the claim, if known, and the method of computation thereof, the nature of such claim and a reference to the provision of this Agreement upon which such claim is based, all with reasonable particularity.

(b) If a claim, action, suit or proceeding by a Person other than a Party hereto or its respective Affiliates (a “Third Party Claim”) is made against any Indemnified Party, and if such Indemnified Party intends to seek indemnification with respect thereto under this Article 9, such Indemnified Party shall promptly notify, in writing, the Responsible Party of such claims; provided that the failure to so notify shall not relieve the Responsible Party of its obligations hereunder, except to the extent that the Responsible Party is actually prejudiced thereby.

(c) The Responsible Party shall have thirty (30) days after receipt of such notice to assume the conduct and control, at the expense of the Responsible Party, of the settlement or defense thereof, and the Company and the Indemnified Party shall cooperate with it in connection therewith; provided that the Responsible Party shall permit the Indemnified Party to participate in such settlement or defense through counsel chosen by such Indemnified Party and the reasonable fees and expenses of such counsel shall be borne by the Indemnified Party.  Notwithstanding the foregoing, the Responsible Party shall not be entitled to assume control of the defense as to any matter, and if subject to indemnification under this Article 9, shall pay the reasonable fees and expenses of counsel selected and retained by the Indemnified Party, if: (i) the Responsible Party does not undertake the defense of such Third Party Claim within thirty (30) days after the receipt of the Indemnified Party’s notice of a claim for indemnification hereunder; (ii) the claim for indemnification relates to or arises in connection with any criminal proceeding, action, indictment, allegations or investigation against the Indemnified Party; or (iii) the Indemnified Party reasonably shall have concluded (upon written advice of its counsel) that, with respect to such claims, the Indemnified Party and the Responsible Party may have conflicting interests (collectively, the “Litigation Control Conditions”).  If the Indemnified Party assumes the control of the defense of such claim because the claim meets one or more of the Litigation Control Conditions, the Indemnified Party shall have the right to assume control of the defense of the claim but shall not thereby waive any right to indemnification therefor pursuant to this Agreement.

(d) Notwithstanding any other provision of this Agreement, the Responsible Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 9.3(d).  If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party

Claim and the Responsible Party desires to accept and agree to such offer, the Responsible Party shall give written notice to that effect to the Indemnified Party.  If the Indemnified Party fails to consent to such firm offer within ten (10) days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and in such event, the maximum liability of the Responsible Party as to such Third Party Claim shall not exceed the amount of such settlement offer.  If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Responsible Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim.  If the Indemnified Party has assumed the defense pursuant to Section 9.3(c), it shall not agree to any settlement without the written consent of the Responsible Party (which consent shall not be unreasonably withheld or delayed).

(e) Any Action by an Indemnified Party on account of Losses which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Responsible Party reasonably prompt written notice thereof, but in any event not later than ten (10) days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Responsible Party of its indemnification obligations. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Losses that have been or may be sustained by the Indemnified Party. The Responsible Party shall have fifteen (15) days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Responsible Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Responsible Party’s investigation by giving such information and assistance (including access to the Company's premises and Personnel and the right to examine and copy any accounts, documents or records) as the Responsible Party or any of its professional advisors may reasonably request. If the Responsible Party does not so respond within such fifteen (15) day period, the Responsible Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Responsible Party on the terms and subject to the provisions of this Agreement.  The Indemnified Party and Responsible Party agree that they will each make available a senior official or representative with power to bind  the respective parties in order to attempt, in good faith, to settle any Direct Claim at least ten (10) days prior to the expiration of the fifteen (15) day period after receipt of notice of any Direct Claim.

(f) Any Indemnified Party shall cooperate in all reasonable respects with the Responsible Party and its attorneys in the investigation, trial and defense of any Third Party Claim and any appeal arising therefrom and, at the expense of the Responsible Party, shall furnish such books, records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection therewith.  Such cooperation shall include access during normal business hours afforded to the Responsible Party and its agents and representatives to, and reasonable retention by the Indemnified Party of, books, records and information which have been identified by the Responsible Party as being reasonably relevant to such Third Party Claim, causing the Company to make available to the Sellers or its representative Tax Returns and related work papers, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  The Parties shall cooperate with each other in any notifications to insurers.

Section 9.4 Limitations on Indemnification Obligations.  The rights of the Purchaser Indemnitees and the Seller Indemnitees to indemnification pursuant to the provisions of Section 9.2 are subject to the following limitations:

(a) The amount of any and all Losses will be determined net of any amounts actually recovered by the Indemnified Party under indemnification agreements or arrangements with third parties or under insurance policies (net of out-of-pocket costs of collecting such insurance proceeds) with respect to such Losses (each such source named in this clause a “Collateral Source”).

(b) Each Indemnified Party shall (and shall cause its Affiliates to) use commercially reasonable efforts to mitigate any claim for Losses that an Indemnified Party asserts under this Article 9.

(c) Notwithstanding anything in this Agreement to the contrary, but subject to Section 9.4(d):

(i) (A)  The Purchaser Indemnitees shall not be entitled to recover Losses pursuant to Section 9.2(a)(i) until the total amount which the Purchaser Indemnitees would recover under such Section (as limited by the other provisions of Section 9.4) exceeds One Hundred Eighty Thousand Dollars ($180,000) (the “Basket”) and then Seller shall be liable from the first dollar of Losses.

(B)  Subject to Section 9.4(d), the Purchaser Indemnitees shall not be entitled to recover pursuant to Section 9.2(a)(i) an aggregate amount in excess of  Twelve- Million Dollars ($12,000,000.00) (the “Cap”); provided, however, that the Cap shall be reduced to (i) Ten Million Dollars ($10,000,000.00) as of the beginning of the 18th month following the month in which the Closing Date falls, and (ii) Seven Million Dollars ($7,000,000.00) as of the second anniversary of the Closing Date.

(ii) (A)  The Seller Indemnitees shall not be entitled to recover Losses pursuant to Section 9.2(b)(i) until the total amount which the Seller Indemnitees would recover under such Section (as limited by the other provisions of Section 9.4) exceeds the Basket and then Purchaser shall be liable from the first dollar of Losses.

(B)  Subject to Section 9.4(d), the Seller Indemnitees shall not be entitled to recover pursuant to Section 9.2(b)(i) an aggregate amount in excess of the Cap.

(d) The provisions of Section 9.4(c) shall not apply to (i) Losses incurred as a result of a breach of any of the representations and warranties specifically listed in Section 9.1(a), (ii) Losses asserted under Section 9.2(a)(ii), 9,2(a)(iii), or 9.2(b)(ii), or (iii) Losses arising out of the fraud, willful misconduct or intentional misrepresentation of a Party.

Section 9.5 Exclusive Remedy.  Notwithstanding anything else contained in this Agreement to the contrary, after the Closing, except in the case of any equitable remedies as provided in Section 11.10 or Section 6.13 (a) indemnification pursuant to the provisions of this Article 9 shall be the Parties’ exclusive remedy for any misrepresentation or breach of any warranty, covenant or other provision contained in this Agreement or in any certificate delivered pursuant hereto and (b) in furtherance of the foregoing, each Party hereby waives, to the fullest extent permitted under applicable Law, any and all rights, claims and causes of action it may have pursuant to this Agreement against any Person arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this Article 9 and except for any rights, claims or causes of action arising out of the fraud, willful breach, or intentional misrepresentation of any Party.

Section 9.6  Treatment of Certain Indemnity Payments.  In the event that any Purchaser Indemnitee makes a claim, following the notice procedures in Section 9.3(a), that it is entitled to receive a payment for Losses from the Sellers pursuant to the Sellers’ obligations under this Article 9, Purchaser’s recourse for payment of such Losses shall be, to the extent payments are outstanding under the Purchase Price Note, to suspend payments thereunder in the amount of the estimate of the Losses arising from the claim, which shall satisfy the Sellers’ obligation with respect to such indemnification obligation, and the Purchase Price Note shall be amended and restated to reflect such change in the balance due thereunder if such Losses are agreed to by Sellers or finally determined to be payable.  If such Losses are finally determined to not be valid claims for indemnification, Purchaser shall make such suspended payments promptly.  Purchaser agrees to move forward all indemnity claims and Third-Party Claims giving rise to Losses or potential Losses in good faith and expeditiously as possible to the extent it has control of the timing of resolution of such claims.

Section 9.7Payment of Indemnity Payments. Except as otherwise provided in Section 9.6, once Losses are agreed to by the Responsible Party or finally determined to be payable pursuant to this Article 9, the Responsible Party shall satisfy its obligations within fifteen (15) Business Days of such final, non-appealable adjudication by wire transfer of immediately available funds. The parties hereto agree that should an Indemnifying Party not make full payment of any such obligations within such fifteen (15) Business Day period, any amount payable shall accrue interest from and including the date of agreement of the Indemnifying Party or final, non-appealable adjudication to but excluding the date such payment has been made at a rate per annum equal to the lesser of the maximum rate that may be charged under applicable Law or twice the prime rate as published in the “Money Rates” section of the Wall Street Journal (“Prime Rate”). Such interest shall be calculated daily on the basis of a three hundred sixty five (365) day year and the actual number of days elapsed.

Section 9.8.  Limitation of Liability.  In no event shall any Seller, or Purchaser, be responsible to the other(s) for incidental, special or consequential damages, including without limitation, damages for loss of use, revenues or profits, arising out of a default in the performance of any obligations under this Agreement or any documents or instruments executed in connection therewith.

ARTICLE 10
TAX MATTERS

Section 10.1 Responsibility for Payment of Taxes.  The Sellers shall pay any Taxes of the Company and the Company Subsidiary that are due and payable with respect to any Pre-Closing Tax Period and any Pre-Closing Partial Tax Period.  The Purchaser shall pay, or cause to be paid, any Taxes of the Company and the Company Subsidiary that are due and payable with respect to any period that begins after the Closing Date and the portion of any Straddle Period that begins after the Closing Date.

Section 10.2 Responsibility for Filing Tax Returns.  After the Closing, the Purchaser shall cause the Company and the Company Subsidiary to prepare and duly file all income and franchise Tax Returns for the Company and the Company Subsidiary that are required to be filed with respect to any Pre-Closing Tax Periods and any Straddle Periods and Purchaser shall cause the Company and the Company Subsidiary to prepare and duly file all other Tax Returns for the Company and the Company Subsidiary that are required to be filed with respect to any Pre-Closing Tax Periods and any Straddle Periods (all such income, franchise and other Tax Returns, the “Pre-Closing and Straddle Tax Returns”).  Except to the extent otherwise required by law, all Pre-Closing and Straddle Tax Returns shall be prepared on a basis consistent with the past practices of the Company and the Company Subsidiary.

Section 10.3 Cooperation on Tax Matters.

(a) The Purchaser, the Company and the Sellers shall cooperate fully, as and to the extent reasonably requested by the other Party hereto, in connection with the filing of Tax Returns pursuant to this Article 10 and any audit, litigation or other proceeding with respect to Taxes.  Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information that are reasonably relevant to filing any Tax Return that pertains to the Company or the Company Subsidiary, to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  The Purchaser and the Company agree (A) to retain all books and records with respect to Tax matters pertinent to the Company or any Company Subsidiary relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, (B) to give the other Parties hereto reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other Party so requests, the Purchaser or the Sellers, as the case may be, shall allow the other Party to take possession of such books and records, and (C) make such books and records available after the Closing for inspection and copying by the Sellers or any representative of Sellers, at Sellers’ expense, during normal business hours of Purchaser, upon reasonable request and reasonable notice.

(b) The Purchaser and the Sellers further agree, upon request, to provide the other Party with all information that either Party may be required to report pursuant to the Code and all Treasury Regulations promulgated thereunder.

Section 10.4 Contests.  The Purchaser shall promptly notify the Sellers in writing upon receipt by the Purchaser or any of its Affiliates of notice of any pending or threatened Tax audits, examinations or assessments which may affect any Tax liability for which the Sellers are liable or has an indemnification obligation, provided that failure to comply with this provision shall not affect the Purchaser’s right to payment or indemnification hereunder except to the extent such failure impairs the Sellers’ ability to contest any such Tax liabilities.  Such notice shall state the amount of the claim, if known, and the method of computation thereof, the nature of such claim and a reference to the provision of this Agreement upon which such claim is based, all with reasonable particularity.  The Sellers shall have the sole right to (i) control and conduct any such Tax audit or administrative or court proceeding relating to a Pre-Closing Tax Period that has no effect on a subsequent period (and if any such Tax audit or administrative or court proceeding has an effect on a subsequent period, the Purchaser and the Sellers shall jointly control such Tax audit or administrative or court proceeding), (ii) to employ counsel of its choice at its expense, and (iii) settle, either administratively or after the commencement of litigation, any such Tax audit or administrative or court proceeding; provided, however, that the Sellers shall not compromise or settle any such Tax audit or administrative or court proceeding if such compromise or settlement could reasonably be expected to increase the Tax liability of the Purchaser or any of its Affiliates in a tax period that begins after the Closing Date without obtaining the prior written consent of the Purchaser, which consent shall not be unreasonably withheld.  With respect to any Tax audit or similar proceeding relating to a Straddle Period, the Purchaser and the Sellers shall jointly control such audit or similar proceeding.  Neither the Purchaser nor any of its Affiliates may agree to settle any tax claim which the Sellers are responsible for or which settlement could reasonably be expected to increase the Tax liability of the Sellers (or its beneficial owners) in respect of any Pre-Closing Tax Period or Straddle Period without the prior written consent of the Sellers, which consent shall not be unreasonably withheld.

Section 10.5 Straddle Period Allocation.  For purposes of this Agreement, in the case of any Straddle Period, (i) the amount of any Taxes allocated to the portion of such Straddle Period ending on the Closing Date shall (A) in the case of ad valorem or property Taxes, be deemed to be the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days during the Straddle Period before and including the Closing Date and the denominator of which is the total number of calendar days in the Straddle Period, and (B) in the case of all other Taxes be determined based on an interim closing of the books method as of the close of business on the Closing Date and (ii) the amount of any Taxes allocated to the portion of such Straddle Period beginning after the Closing Date shall be deemed to be the amount of such Taxes for the entire Straddle Period less the amount of such Taxes that is allocated to the portion of the Straddle Period that ends on the Closing Date.

Section 10.6 Transfer Taxes.  All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement shall be shared equally between Purchaser and Sellers..  The parties hereto will cooperate in the preparation and filing of all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges and each party will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation, in accordance with applicable law.

Section 10.7 Treatment of Indemnity Payments.  The Parties shall treat any indemnity payments made under this Agreement as an adjustment to the Purchase Price for Tax purposes.

Section 10.8 Termination of Tax Agreements.  The Sellers will cause any Tax sharing agreement, Tax indemnity agreement or similar arrangement to be terminated, effective as of the Closing Date, to the extent that any such agreement related to the Company or the Company Subsidiary, and after the Closing Date, The Sellers will indemnify the Company and each Company Subsidiary from liability under any such agreement or arrangement.

Section 10.9 Payment of Indebtedness to Sellers.  The payment of Indebtedness to Sellers that will occur at Closing will be treated by the Company and all of the Parties as having occurred prior to the purchase and sale of the Shares contemplated by this Agreement.

ARTICLE 11
GENERAL PROVISIONS

Section 11.1 Notices.  Any notice required to be given hereunder shall be sufficient if in writing, and sent by Personal delivery or overnight courier service (with proof of service), addressed as follows:

(a)   if to the Sellers after the Closing:

James W. Cooper
210 East Main Street
Ligonier, PA 15658
Tel: (724) 238-6601
Fax: (714) 238-4585
jimcooper@unionvalecoal.com

Green Energy Gas, LLC
139 Barclay Street
P.O. Box 955
Somerset, PA 15501
Tel: (814) 233- 4650
Attn: David L. Dinning

with a copy to:

Bradley E. Smith, Esq.
McCann Garland Ridall & Burke
816 Ligonier Street, Suite 600
P. O. Box 1039
Latrobe, PA 15650
Tel: (724) 539-7996
Fax: (724) 539-1887
bsmithmgrb@comcast.net

(b)   if to the Company following the Closing, or if to the Purchaser at any time:

AK Steel Natural Resources, LLC
9227 Centre Pointe Drive
West Chester, Ohio 45069
(513) 425-5000
Attention:          Al Ferrara
Chris Ross
David C. Horn, Esq.
Joseph C. Alter, Esq.
E-Mail:             david.horn@aksteel.com
joe.alter@aksteel.com

with a copy to:

Frost Brown Todd LLC
250 West Main Street, Suite 2800
Lexington, KY 40507
Attention:         Warren J. Hoffmann
E-Mail:             whoffmann@fbtlaw.com

or to such other address as any Party shall specify by written notice so given.  Any such notice shall be deemed to have been delivered and received (a) in the case of Personal delivery, on the date of such delivery, or (b) in the case of a nationally-recognized overnight courier who guarantees next Business Day delivery, on the next Business Day after the date when sent.

Section 11.2 Assignment; Binding Effect.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties hereto (whether by operation of law or otherwise) without the prior written consent of the other Party; provided, however, that the Purchaser may assign this Agreement and any or all rights, or obligations hereunder (including, without limitation, the Purchaser’s rights to seek indemnification hereunder) to any Affiliate of the Purchaser.  Subject to the foregoing, no assignment shall relieve the Purchaser from any obligations hereunder.  Upon any such permitted assignment, the references in this Agreement to the Purchaser shall also apply to such assignee unless the context otherwise requires.  This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns.

Section 11.3 No Third Party Beneficiaries.  Except as otherwise provided in Article 9 of this Agreement, notwithstanding anything else contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the Parties hereto any claims, rights, remedies, obligations or liabilities under or by reason of this Agreement.  The representations and warranties in this Agreement are the product of negotiations among the Parties hereto and are for the sole benefit of the Parties.  Persons other than the Parties hereto, the Purchaser Indemnitees and the Seller Indemnitees may not rely upon the representations and warranties in this Agreement.  Any breach of such representations and warranties are subject to waiver by the Parties hereto without notice or liability to any other Person.  Without limiting the foregoing, it is expressly agreed that, except as otherwise provided in Article 9 of this Agreement, no employee of any of the Parties to this Agreement, except for Dinning in his capacity as a Seller, or other Person shall have any rights or remedies pursuant to this Agreement (including any right of employment or any right under any employee benefit plan), and no Person is intended to be a third party beneficiary thereunder.

Section 11.4 Entire Agreement.  This Agreement, the Purchase Price Note, the Guarantee, the Confidentiality Agreement and any other agreements contemplated hereby constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the Parties with respect thereto (including the Non-Binding Term Sheet Regarding Proposed Acquisition of Solar Fuel Company, Inc., dated as of August 17, 2011).  No addition to or modification of any provision of this Agreement shall be binding upon any Party hereto unless made in writing and signed by all Parties.  The terms of this Agreement supersede and terminate any disclaimer of representations, or disclaimers of liability arising under representations and warranties included in the Confidentiality Agreement or in any other agreement.

Section 11.5 Amendments.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

Section 11.6 Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its conflicts of laws rules.

Section 11.7 Headings. Headings of the Articles and Sections of this Agreement are for the convenience of the Parties only, and shall be given no substantive or interpretative effect whatsoever.

Section 11.8 Waiver.  Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by the Party waiving such term or condition.  No waiver by any Party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 11.9 Severability.  Any term or provision of this Agreement which is invalid or unenforceable shall be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement.  If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable, and the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated by the Agreement are fulfilled to the fullest extent possible.

Section 11.10 Enforcement; Jurisdiction; Venue.

(a) The Parties agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that, in addition to any other remedy to which they are entitled at law or in equity, the Parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement.

(b) All proceedings arising out of or relating to this Agreement or the transactions contemplated hereby shall be heard and determined exclusively in any federal court sitting in Allegheny County, Pennsylvania; provided, however, that if such court does not have jurisdiction over such action, such action shall be heard and determined exclusively in the Court of Common Pleas of Allegheny County, Pennsylvania.  Consistent with the preceding sentence, each Party hereto hereby irrevocably submits with regard to any such proceeding relating to this Agreement or any of the transactions contemplated hereby for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid court and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated hereby in any court other than the aforesaid court and to accept service of process in any manner permitted by such court.  Each Party irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above named court for any reason other than the failure to lawfully serve process, (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such court (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by the applicable Law, any claim that (A) the action or proceeding in such court is brought in an inconvenient forum, (B) the venue of such action or proceeding is improper or (C) this Agreement, or the subject matter of this Agreement, may not be enforced in or by such court.

EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND

CERTIFICATIONS IN THIS SECTION 11.10(b).

(c) The Sellers and Purchaser hereby consent and agree that service of any process, summons, notice or document made through the notice provisions with respect to the Sellers or Purchaser, as applicable, set forth in Section 11.1 shall be effective service of process for any suit or proceeding in connection with this Agreement or the transactions contemplated hereby.

Section 11.11 Attorneys’ Fees.  If any breach occurs under this Agreement, the non-prevailing party in any litigation arising therefrom shall pay to the prevailing party its reasonable attorneys’ fees and legal costs incurred in enforcing or attempting to enforce this Agreement or enforcing its rights hereunder, to the fullest extent allowed by the laws of the State of Delaware.

Section 11.12 No Presumption.  Each Party has agreed to the use of the particular language in the provisions of this Agreement, and any questions of doubtful interpretation shall not be resolved by any rule or interpretation against the draftsman, but rather in accordance with the intention of the Parties with respect thereto, having due regard to the benefits and rights intended to be conferred upon the Parties and the limitations and restrictions upon such rights and benefits intended to be provided.

Section 11.13 Disclosure Schedules.  The Parties acknowledge and agree that in the event of any inconsistency between the statements in the body of this Agreement and those in the the Sellers Disclosure Schedule and the Company Disclosure Schedule (each a “Disclosure Schedule”) (other than an exception expressly set forth as such in the Disclosure Schedules with respect to a specifically identified representation or warranty), that statements in the body of this Agreement will control.

Section 11.14 Further Assurances.  The Sellers shall, at any time and from time to time on and after the Closing Date, upon request by Purchaser, take or cause to be taken such actions and execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, such instruments, documents, transfers and conveyances as may be required for the conveying, transferring, assigning and delivering of the Shares to Purchaser and compliance with the other covenants set forth herein.

Section 11.15 No Recourse.  This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement may only be brought against an entity that is expressly named herein as a Party and then only with respect to the specific obligations set forth herein with respect to such Party.  Except to the extent a named Party to this Agreement (and then only to the extent of the specific obligations undertaken by such named Party in this Agreement and not otherwise), no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney or their respective Affiliates shall have any liability (whether in contract or tort) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Sellers or the Purchaser under this Agreement (whether for indemnification or otherwise) or for any claim based on, in respect of, or by reason of, the transactions contemplated by the Agreement other than claims for fraud, willful misconduct or intentional misrepresentation.

Section 11.16 Time of the Essence.  With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

Section 11.17 Counterparts.  This Agreement may be executed in two or more counterparts (including by means of facsimile or e-mail signature pages), each of which shall be deemed to be an original, but all of which together shall be deemed to be one and the same instrument.

Section 11.18 Independent Significance.   The Parties intend that each representation, warranty, and covenant contained in this Agreement shall have independent significance.  If any Party has breached any representation, warranty, or covenant, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty or covenant.

Section 11.19 Disclosure Schedules.  Nothing in the Company or Sellers Disclosure Schedules shall be deemed adequate to disclose an exception to a representation or warranty made unless the Company or Sellers Disclosure Schedules identifies the exception with reasonable particularity and reasonably describes the relevant facts.  Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself.)

 [SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have executed this Agreement and caused the same to be duly delivered on their behalf on the date first written above.

SELLERS:		/s/ David L. Dinning
David L. Dinning

/s/ Ronald A. Corl
Ronald A. Corl

/s/ David C. Klementik
David C. Klementik

RANGER INVESTMENT COMPANY

	By:	/s/ James W. Cooper
	Name:	James W. Cooper
	Title:	President

COMPANY:		SOLAR FUEL COMPANY, INC.

	By:	/s/ Ronald A. Corl
	Name:	Ronald A. Corl
	Title:	President

PURCHASER:		AK STEEL NATURAL RESOURCES, LLC

	By:	/s/ Albert E. Ferrara, Jr.
	Name:	Albert E. Ferrara, Jr.
	Title:	President

Signature Page - SPA